Exhibit 10.2

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), dated as of November 10, 2022, by and among The Greenrose Holding Company, Inc. (f/k/a Greenrose Acquisition Corp.), a Delaware corporation (the “Borrower”), the other Loan Parties that are party hereto, the existing Lenders signatory hereto as an “Existing Lender” (each an “Existing Lender”, and collectively the “Existing Lenders”), the Persons signatory hereto as an “Amendment No. 2 Lender” on the signature pages hereto (each an “Amendment No. 2 Lender”, and collectively the “Amendment No. 2 Lenders”) and DXR Finance, LLC (the “Agent”).

RECITALS

WHEREAS, the Borrower, the Existing Lenders, the Agent and the other Loan Parties party thereto, are parties to that certain Credit Agreement dated as of November 26, 2021 (as amended by Amendment No. 1 to Credit Agreement dated as of December 31, 2021, and as further amended, restated, amended and restated, supplemented and otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the Credit Agreement, as amended by this Amendment, is hereinafter referred to as the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended to, among other things, establish on the Amendment No. 2 Effective Date (i) new term loan commitments of the Amendment No. 2 Lenders to provide to the Borrower additional Loans in an aggregate principal amount of $5,000,000 to be borrowed in a single borrowing on the Amendment No. 2 Effective Date and (ii) new delayed draw term loan commitments of the Amendment No. 2 Lenders to provide to the Borrower additional Loans in an aggregate principal amount of $5,000,000 available to be borrowed in one or more borrowings after the Amendment No. 2 Effective Date;

WHEREAS, subject to the conditions and on the terms set forth in this Amendment below, the Amendment No. 2 Lenders are willing to provide such Amendment No. 2 Commitments and the Existing Lenders and the Agent are willing to consent to amend the Existing Credit Agreement to permit the provisions thereof; and

WHEREAS, the Borrower, the other Loan Parties party hereto, the Lenders party hereto (who constitute all Lenders as of the date hereof) and the Agent have agreed to amend certain terms and conditions of the Existing Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise specifically defined herein, each capitalized term used herein that is defined in the Credit Agreement has the meaning assigned to such capitalized term in the Credit Agreement. Each reference in the Credit Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference, and each reference in any other Loan Document to “the Credit Agreement”, “thereof”, “thereunder”, “therein” or “thereby” or any other similar reference to the Credit Agreement shall, from the date hereof, refer to the Credit Agreement as amended hereby. In addition, as used in the Amendment, the following terms have the meanings set forth below:

“Amendment No. 2 Commitments” means, collectively, the Amendment No. 2 Term Loan Commitments and the Amendment No. 2 Delayed Draw Commitments.

“Excepted Representations” means the representations contained on Schedule 3 hereto.

SECTION 2. Amendments to Credit Agreement. Effective as of, and subject to the occurrence of, the Amendment No. 2 Effective Date (as defined below), the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit A hereto.

SECTION 3. Amendment No. 2 Commitments.

(a) Amendment No. 2 Term Loan Commitments. (i) Effective as of, and subject to the occurrence of, the Amendment No. 2 Effective Date (as defined below), and subject to the terms of the Credit Agreement, each Amendment No. 2 Lender hereby commits (such commitment, its “Amendment No. 2 Term Loan Commitment”, and such commitments of all Amendment No. 2 Lenders, collectively, the “Amendment No. 2 Term Loan Commitments”) to provide to the Borrower additional Loans in Dollars (the “Amendment No. 2 Term Loans”) on the Amendment No. 2 Effective Date, in the original principal amount set forth across from such Amendment No. 2 Lender’s name on Schedule 1 hereto. The Borrower may make only one borrowing under the Amendment No. 2 Term Loan Commitments, which shall be on the Amendment No. 2 Effective Date. Each Amendment No. 2 Lender’s Amendment No. 2 Term Loan Commitment shall terminate immediately and without further action on the Amendment No. 2 Effective Date after giving effect to the funding of such Lender’s Amendment No. 2 Term Loan Commitment on such date.

(ii) For the avoidance of doubt, the Amendment No. 2 Term Loan Commitments and the Amendment No. 2 Term Loans provided by the Amendment No. 2 Lenders pursuant to this Amendment and the Credit Agreement shall (x) constitute “Commitments” and, once funded, “Term Loans” and “Loans”, respectively, for all purposes under the Credit Agreement and the other applicable Loan Documents securing the Obligations, and (y) rank pari passu in right of payment and be secured by the applicable Loan Documents securing the Obligations, and guaranteed on a pari passu basis with all Obligations relating to the other Loans secured by each such Loan Document and guaranteed under the Guaranty.

(b) Amendment No. 2 Delayed Draw Commitments. (i) Effective as of, and subject to the occurrence of, the Amendment No. 2 Effective Date (as defined below), and subject to the terms of the Credit Agreement, each Amendment No. 2 Lender hereby commits (such commitment, its “Amendment No. 2 Delayed Draw Commitment”, and such commitments of all Amendment No. 2 Lenders, collectively, the “Amendment No. 2 Delayed Draw Commitments”) to provide to the Borrower at any time and from time to time during the Amendment No. 2 Delayed Draw Availability Period additional Loans in Dollars (each such additional Loan, an “Amendment No. 2 Delayed Draw Term Loan”, and such additional Loans of all Amendment No. 2 Lenders, collectively, the “Amendment No. 2 Delayed Draw Term Loans”) in a maximum aggregate original principal amount not to exceed the amount set forth across from such Amendment No. 2 Lender’s name on Schedule 2 hereto.

(ii) For the avoidance of doubt, the Amendment No. 2 Delayed Draw Commitments and the Amendment No. 2 Delayed Draw Term Loans provided by the Amendment No. 2 Lenders pursuant to this Agreement and the Credit Agreement shall (x) constitute “Commitments” and, once funded, “Term Loans” and “Loans”, respectively, for all purposes under the Credit Agreement and the other applicable Loan Documents, and (y) rank pari passu in right of payment and be secured by the relevant Collateral Documents, and guaranteed on a pari passu basis with all Obligations relating to the other Loans secured by each such Loan Document and guaranteed under the Guaranty.

(c) Other.

(i) Each Amendment No. 2 Lender shall be deemed to be, and shall become, a “Lender” for all purposes of, and subject to all obligations of a “Lender” under the Credit Agreement and other Loan Documents, in all cases, for so long as such Amendment No. 2 Lender has either an unfunded Amendment No. 2 Commitment or an outstanding Amendment No. 2 Term Loan or an outstanding Amendment No. 2 Delayed Draw Term Loan.

(ii) The terms and provisions of the Amendment No. 2 Term Loans, the Amendment No. 2 Delayed Draw Commitments and the loans made thereunder are set forth herein and in the Credit Agreement.

(iii) The proceeds of the borrowing of the Amendment No. 2 Term Loans under the Amendment No. 2 Term Loan Commitments on the Amendment No. 2 Effective Date shall be used by the Borrower in accordance with Section 2.7 of the Credit Agreement.

(iv) By executing this Amendment, each Amendment No. 2 Lender (A) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto and (B) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender thereunder.

(v) All Amendment No. 2 Term Loans shall be made by the Amendment No. 2 Lenders simultaneously, it being understood that no Amendment No. 2 Lender shall be responsible for any default by any other Amendment No. 2 Lender in such other Amendment No. 2 Lender’s obligation to make an Amendment No. 2 Term Loan requested hereunder nor shall any Amendment No. 2 Term Commitment of any Amendment No. 2 Lender be increased or decreased as a result of a default by any other Amendment No. 2 Lender in such other Amendment No. 2 Lender’s obligation to make an Amendment No. 2 Term Loan requested hereunder. The Agent (or its agent or sub-agent appointed by it in accordance with the Credit Agreement) shall promptly distribute to each applicable Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due with respect to the Amendment No. 2 Term Loans under the Credit Agreement, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by the Agent.

SECTION 4. Conditions to Effectiveness. The amendments set forth in Section 2 hereof and the establishment of the Amendment No. 2 Term Loan Commitments and the Amendment No. 2 Delayed Draw Commitments shall become effective upon the satisfaction (or waiver by the Required Lenders) of the following conditions precedent (the date on which such conditions precedent are satisfied or waived being referred to herein as the “Amendment No. 2 Effective Date”):

(a) the Agent shall have received counterparts of this Amendment duly executed by the Loan Parties, the Existing Lenders, the Amendment No. 2 Lenders and the Agent;

(b) the Agent shall have received that certain Transaction Support Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Transaction Support Agreement”), duly executed by the Loan Parties, the Lenders (including the Amendment No. 2 Lenders) and the Agent;

(c) the Agent shall have received a fully executed and delivered Funding Notice in respect of the Amendment No. 2 Term Loans;

(d) [reserved];

(e) the Agent shall have received (1) a certificate, in form and substance reasonably satisfactory to Agent, from an officer of each Loan Party (A) attesting to the resolutions or written consents of such Loan Party’s board of directors (or equivalent governing body) authorizing its execution, delivery, and performance of this Amendment and authorizing certain officers of such Loan Party to execute the same, (B) attesting to the incumbency and signatures of certain officers of such Loan Party so authorized to execute and deliver the Amendment and (C) certifying either as to such Loan Party’s Governing Documents, as amended, modified, or supplemented to the Amendment No. 2 Effective Date (and with respect to Governing Documents that are charter documents, certified as of a recent date (not more than thirty (30) days prior to the Amendment No. 2 Effective Date) by the appropriate governmental official) or that there has been no change to such Governing Documents since the Closing Date or the Amendment No. 1 Effective Date, as applicable and (2) a certificate of status with respect to each Loan Party, dated not more than ten (10) days prior to the Amendment No. 2 Effective Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion), issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing or in existence, as applicable, in such jurisdiction; and

(f) the Agent shall have received a certificate, in form and substance reasonably satisfactory to Agent, from the Chief Executive Officer, Chief Financial Officer, a Designated Officer or similar such officer (including any similar interim officer) of the Borrower (on behalf of itself and each other Loan Party) certifying that, to the knowledge of such officer, (A) no Default or Event of Default (other than the Specified Defaults (as defined in the Forbearance Agreement)) has occurred and is continuing on the Amendment No. 2 Effective Date and (B) the representations and warranties set forth in Section 5 hereof are true and correct on the Amendment No. 2 Effective Date in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof).

Section 5. Representations and Warranties. Each Loan Party represents and warrants as follows:

(a) The representations and warranties contained in Article 4 of the Credit Agreement (other than the Excepted Representations) or any other Loan Document (other than Amendment No. 1) are true and correct in all material respects on and as of the Amendment No. 2 Effective Date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects and (y) that any such representations and warranties that are subject to materiality or Material Adverse Effect qualifiers shall be true and correct in such respects as of such date.

(b) This Amendment has been duly authorized and executed by such Loan Party, and each of the Loan Documents, as amended and supplemented by this Amendment, constitutes a legal, valid and binding agreement or instrument of such Loan Party, enforceable against it in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability regardless of whether considered in a proceeding in equity or at law.

SECTION 6. Limitation on Scope; Amendment. Except for the express amendments in Section 2 hereof, all of the representations, warranties, terms, covenants and conditions of the Credit Agreement are and shall remain in full force and effect. The amendments set forth in Section 2 hereof shall be limited precisely as provided for herein and shall not be deemed to be amendments of, consents to or modifications of any term or provision of the Loan Documents or any other document or instrument referred to therein or of any transaction or further or future action on the part of Borrower requiring the consent of the Agent or Lenders except to the extent specifically provided for herein. The Agent and Lenders have not and shall not be deemed to have waived any of their respective rights and remedies against Borrower or any other Loan Party for any existing or future Defaults or Events of Default as a result of their execution and delivery of this Amendment. Each Loan Party expressly acknowledges and agrees that there has not been, and this Amendment does not constitute or establish, a novation with respect to the Credit Agreement or any other Loan Document, or a mutual departure from the strict terms, provisions and conditions thereof, other than with respect to the amendments contained in Section 2 hereof. Nothing herein shall be deemed to entitle Borrower to a future consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. Notwithstanding anything to the contrary, for the avoidance of doubt this Section 6 shall not limit, discharge or otherwise modify the obligations of the Agent and the Lenders under the Forbearance Agreement and the Transaction Support Agreement.

SECTION 7. Loan Document. This Amendment is a “Loan Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

SECTION 8. Credit Agreement Governs. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of any Lender or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend, novate or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document. This Amendment shall be deemed incorporated in, and made a part of, the Credit Agreement and the Credit Agreement, as amended by this Amendment, shall be read, taken and construed as one and the same instrument.

SECTION 9. Counterparts; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment shall become effective when it has been executed by the Borrower, the other Loan Parties, each Lender party hereto and the Agent on the date hereof and when the Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Amendment by email as a “.pdf” or “.tif” or similar attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 10. Severability. If any term or provision of this Amendment is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of this Amendment which shall be given effect so far as possible.

SECTION 11. Confirmation. Each Loan Party (a) confirms its obligations under the Security Agreement, (b) confirms that its obligations under the Credit Agreement as modified hereby are entitled to the benefits of the pledges set forth in the Security Agreement, (c) confirms that its obligations under the Credit Agreement as modified hereby constitute “Secured Obligations” (as defined in the Security Agreement) and (d) agrees that the Credit Agreement as modified hereby is the Credit Agreement under and for all purposes of the Security Agreement. Each party, by its execution of this Amendment, hereby confirms that the Secured Obligations shall remain in full force and effect, and such Secured Obligations shall continue to be entitled to the benefits of the grant set forth in the Security Agreement. Each Guarantor (a) confirms its obligations under the Guaranty Agreement, (b) confirms that its obligations under the Credit Agreement as modified hereby are entitled to the benefits of the guarantee set forth in the Guaranty, (c) confirms that its obligations under the Credit Agreement as modified hereby constitute “Guaranteed Obligations” (as defined in the Guaranty) and (d) agrees that the Credit Agreement as modified hereby is the Credit Agreement under and for all purposes of the Guaranty Agreement. Each party, by its execution of this Amendment, hereby confirms that the Guaranteed Obligations shall remain in full force and effect.

[Signature Page Follows]

BORROWER:

THE GREENROSE HOLDING COMPANY, INC. (F/K/A GREENROSE ACQUISITION CORP.)

By:	/s/ Timothy Bossidy
	Name:	Timothy Bossidy
	Title:	Interim Chief Executive Officer

GUARANTORS:

THERAPLANT, LLC

By:	/s/ Timothy Bossidy
	Name:	Timothy Bossidy
	Title:	Designated Officer

TRUE HARVEST HOLDINGS, INC.

By:	/s/ Timothy Bossidy
	Name:	Timothy Bossidy
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 2 to Credit Agreement]

LENDERS:

DXR-GL HOLDINGS I, LLC, as an Existing Lender and an Amendment No. 2 Lender

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory

DXR-GL HOLDINGS II, LLC, as an Existing Lender and an Amendment No. 2 Lender

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory

DXR-GL HOLDINGS III, LLC, as an Existing Lender and an Amendment No. 2 Lender

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Credit Agreement]

AGENT:

DXR FINANCE, LLC

By:	/s/ Jesse Dorigo
Name:	Jesse Dorigo
Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Credit Agreement]

Schedule 1 to Amendment No. 2

Amendment No. 2 Term Loan Commitments

Schedule 2 to Amendment No. 2

Amendment No. 2 Delayed Draw Commitments

Schedule 3 to Amendment No. 2

Excepted Representations

Section 4.6(a) Litigation

Other than the Pending Litigations, there are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened in writing against any Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any of the Transaction Documents. As used herein, “Pending Litigations” means (i) the litigation styled Next Step Advisors LLC et al. v True Harvest Holdings, Inc. et al, Case No CV2022-012671, currently pending in the Superior Court of Maricopa County, Arizona, and the related Case No. 2:22-cv-01680-SPLCV, pending in the U.S. District Court for the District of Arizona, and (ii) Shareholder Representative Services LLC v. The Greenrose Holding Co Inc., Case No. HHD-CV-22-6157786-S, currently pending in the Superior Court of Hartford County, Connecticut.

Section 4.8 Historical Financial Statements; No Material Adverse Effect

Other than in connection with the Specified Defaults and as otherwise disclosed to Agent, since December 31, 2020, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

Section 4.9(a) Solvency

No representation is hereby made by the Loan Parties with respect to the representation required in Section 4.9(a).

Section 4.21 Employee and Labor Matters

Other than with respect to union organizing activities in the state of Connecticut.

Section 4.22 Material Contracts

Other than in connection with the Specified Defaults, no Loan party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

EXHIBIT A to Amendment No. 2

Amendments to Credit Agreement

[SEE ATTACHED]

CREDIT AGREEMENT

by and among

THE GREENROSE HOLDING COMPANY INC. (F/K/A GREENROSE ACQUISITION CORP.),

as Borrower,

THE OTHER LOAN PARTIES THAT ARE PARTY HERETO,

THE LENDERS THAT ARE PARTY HERETO

as the Lenders,

and

DXR FINANCE, LLC

as Agent

Dated as of November 26, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Tax Compliance Certificates
Exhibit D	Form of Funding Notice
Exhibit E	Form of Landlord Waiver and Personal Property Collateral Access Agreements

Schedule C-1	Commitments
Schedule E-1	Excluded Subsidiaries
Schedule P-1	Permitted Liens
Schedule Z	Collateral Properties

Schedule 3.5	Conditions Subsequent
Schedule 4.4(b)	Capitalization of Loan Parties
Schedule 4.4(c)	Jurisdictions of Organization of Loan Parties
Schedule 4.6(b)	Litigation
Schedule 4.7(d)	Cannabis Licenses
Schedule 4.11	Environmental Matters
Schedule 4.12(a)	Real Property
Schedule 4.12(b)	Title Commitments
Schedule 4.12(g)	Collateral Property Matters
Schedule 4.13	Broker Fees
Schedule 4.15	Existing Indebtedness
Schedule 4.24	Collateral Locations
Schedule 4.26	Intellectual Property
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business

-v-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of November 26, 2021, by and among THE GREENROSE HOLDING COMPANY INC. (F/K/A GREENROSE ACQUISITION CORP.), a Delaware corporation (the “Borrower”), the other Loan Parties that are party hereto from time to time, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually, as a “Lender” and collectively, as the “Lenders”), and DXR Finance, LLC, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1  Definitions. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to such terms below:

“Acquisition Agreements” means the Theraplant Acquisition Agreement and the True Harvest Acquisition Agreement.

“Acquisition Documents” means the Acquisition Agreements and the other documents and agreements, including any licenses, permits, waivers relating thereto or side letters or agreements affecting the terms thereof, executed in connection with the Acquisitions.

“Acquisitions” means the Theraplant Acquisition and the True Harvest Acquisition.

“Additional Documents” has the meaning specified therefor in Section 5.13.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities. For purposes of Loan interest payments, the adjusted LIBO Rate shall not be less than 1.0%.

“Adjusted EBITDA” means, for any period,

(a)  EBITDA,

minus

(i)  non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reserve of an accrual or reverse for potential Cash item in any prior period), plus

(b)  without duplication, the sum of the following amounts of the Borrower and its Subsidiaries for such period to the extent deducted in calculating Consolidated Net Income for such period:

(i)  non-recurring non-cash charges, losses or expenses, including for goodwill write offs and write downs; provided that the amount of write downs in respect of accounts receivable may not be added back pursuant to this clause (i);

(ii)  non-cash compensation expense, or other non-cash expenses or charges in each case arising from the granting of stock options, stock appreciation rights or similar arrangements;

(iii)  non-recurring charges and expenses, restructuring charges, transaction fees, costs and expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition); provided that the aggregate amount added back to Adjusted EBITDA pursuant to this clause (b)(iii) and clauses (b)(v), (b)(vi) and (b)(vii) of this definition of “Adjusted EBITDA”, shall not exceed 10% of Adjusted EBITDA for the applicable Test Period (calculated prior to giving effect to such add-backs); provided further that non-recurring charges and expenses, restructuring charges, transaction fees, costs and expenses actually incurred with respect to the Theraplant Acquisition, to the extent actually paid within thirty (30) days of the Closing Date (or with respect to the True Harvest Acquisition, within thirty (30) days of the Delayed Draw Funding Date), shall not be subject to the aggregate cap described in the preceding proviso;

(iv)  all litigation costs and expenses; provided that the aggregate amount added back to Adjusted EBITDA pursuant to this clause (b)(iv) shall not exceed $100,000 in the aggregate for the applicable Test Period;

(v)  non-recurring start-up costs incurred in connection with the integration of a business acquired in any merger or acquisition; provided that the aggregate amount added back to Adjusted EBITDA pursuant to this clause (b)(v) and clauses (b)(iii), (b)(vi) and (b)(vii) of this definition of “Adjusted EBITDA”, shall not exceed 10% of Adjusted EBITDA for the applicable Test Period (calculated prior to giving effect to such add-backs);

(vi)  all extraordinary costs and expenses; provided that (1) the aggregate amount added back to Adjusted EBITDA pursuant to this clause (b)(vi) and clauses (b)(iii), (b)(v) and (b)(vii) of this definition of “Adjusted EBITDA”, shall not exceed 10% of Adjusted EBITDA for the applicable Test Period (calculated prior to giving effect to such add-backs);

(vii)  the run rate impact of cost savings and other synergies as a result of steps that have been taken to implement such cost savings related to any Permitted Disposition, mergers or other business combinations, acquisitions or investments; provided that the aggregate amount added back to Adjusted EBITDA pursuant to this clause (b)(vii) and clauses (b)(iii), (b)(v) and (b)(vi) of this definition of “Adjusted EBITDA”, shall not exceed 10% of Adjusted EBITDA for the applicable Test Period (calculated prior to giving effect to such add-backs);

(viii)  (A) expenses actually reimbursed or reasonably expected to be reimbursed no later than one year after the end of such period pursuant to a written contractual indemnification or insurance policy with an unaffiliated third party, which contractual indemnification or insurance obligation has not been disclaimed and such expenses are in fact reimbursed or otherwise paid in cash within one year (as accrued and determined in accordance with GAAP), and (B) business interruption insurance proceeds actually received;

(ix)  inventory fair value adjustments related to business acquisitions and purchase accounting adjustments for revenue from contracts acquired in acquisitions that will not be fully recognized due to business combination accounting rules; and

(x)  unrealized mark-to-market adjustments related to derivative instruments.

“Affiliate” means, as applied to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided that, for purposes of Section 6.12: (a) any Person which owns directly or indirectly ten percent (10.00%) or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10.00%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person; and provided further, that in no event shall Agent, any Lender or their respective Affiliates be deemed to be Affiliates of any Loan Party for any purpose whatsoever.

“Agent” has the meaning specified therefor in the preamble to this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys and agents.

“Agent’s Liens” means the Liens granted by the Loan Parties to Agent under the Loan Documents securing or purporting to secure the Obligations for the benefit of the Lender Group.

“Agreement” has the meaning specified therefor in the preamble to this Agreement.

“Amendment No. 1” means that certain Amendment No. 1 to Credit Agreement dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Agent.

“Amendment No. 1 Effective Date” means December 31, 2021.

“Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated as of November 10, 2022, by and among the Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Agent.

“Amendment No. 2 Delayed Draw Availability Period” means the period beginning on the Business Day after the Amendment No. 2 Effective Date and ending at 11:59 pm on the Amendment No. 2 Delayed Draw Commitment Termination Date.

“Amendment No. 2 Delayed Draw Commitment” means the commitment of the Amendment No. 2 Lenders to make or otherwise fund an Amendment No. 2 Delayed Draw Term Loan and “Amendment No. 2 Delayed Draw Commitments” means such commitments of all Amendment No. 2 Lenders to fund the Amendment No. 2 Delayed Draw Term Loans in the aggregate. The amount of each Amendment No. 2 Lender’s Amendment No. 2 Delayed Draw Commitment is set forth on Schedule 2 to Amendment No. 2. As of the Amendment No. 2 Effective Date, the aggregate amount of the Amendment No. 2 Delayed Draw Commitments of all Amendment No. 2 Lenders is $5,000,000.

“Amendment No. 2 Delayed Draw Commitment Termination Date” means the earlier of (i) the later of (x) December 31, 2022 and (y) the date on which the Transaction Support Agreement terminates in accordance with Section 15 thereof and (ii) the date on which the Amendment No. 2 Delayed Draw Commitments are reduced to zero in accordance with the terms hereof.

“Amendment No. 2 Delayed Draw Funding Date” has the meaning assigned to such term in Section 2.1(h)(i).

“Amendment No. 2 Delayed Draw Term Loans” means the term loans issued hereunder by the Amendment No. 2 Lenders under Section 2.1(d).

“Amendment No. 2 Effective Date” means November 10, 2022.

“Amendment No. 2 Lenders” means the Persons party to Amendment No. 2 as “Amendment No. 2 Lenders” and each other Person with an Amendment No. 2 Term Loan Commitment or an Amendment No. 2 Delayed Draw Commitment or an outstanding Amendment No. 2 Term Loan or an outstanding Amendment No. 2 Delayed Draw Term Loan pursuant to the provisions of Section 14.1, in each case of the foregoing, other than any such Person that ceases to be an Amendment No. 2 Lender in accordance with Section 14.1(a)(i)(y) or who otherwise no longer is owed any outstanding Obligations and has no unfunded Commitments.

“Amendment No. 2 Payment Letter” means that certain Payment Letter dated as of the Amendment No. 2 Effective Date by and between the Agent and the Borrower.

“Amendment No. 2 Term Loan Commitment” means the commitment of the Amendment No. 2 Lenders to make or otherwise fund an Amendment No. 2 Term Loan and “Amendment No. 2 Term Loan Commitments” means such commitments of all Amendment No. 2 Lenders to fund the Amendment No. 2 Term Loans in the aggregate. The amount of each Amendment No. 2 Lender’s Amendment No. 2 Term Loan Commitment is set forth on Schedule 1 to Amendment No. 2. As of the Amendment No. 2 Effective Date, the aggregate amount of the Amendment No. 2 Term Loan Commitments of all Amendment No. 2 Lenders is $5,000,000.

“Amendment No. 2 Term Loans” means the term loans issued hereunder by the Amendment No. 2 Lenders under Section 2.1(c).

“Anti-Corruption Laws” means all laws relating to the prevention of corruption and bribery, including the FCPA, the UK Bribery Act 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Applicable Law” means any applicable United States or foreign federal, state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the conduct and business of the applicable Person, including but not limited to any applicable Sanctions, Anti-Corruption Laws, Money Laundering Laws or Environmental Laws; provided, however, that “Applicable Law” shall exclude any Federal Cannabis Law.

“Applicable Make-Whole Amount” means, with respect to any repayment or prepayment of the Initial Term Loans, Delayed Draw Term Loans, Amendment No. 2 Term Loans or Amendment No. 2 Delayed Draw Term Loans, an amount equal to the amount of interest that would have been paid on the principal amount of the Initial Term Loans, Delayed Draw Term Loans, Amendment No. 2 Term Loans or Amendment No. 2 Delayed Draw Term Loans being so repaid or prepaid for the period from and including the date of such repayment or prepayment to but excluding the date that is the thirty-third (33rd) month anniversary of the Closing Date (in each case, calculated on the basis of the interest rate with respect to the Term Loans that is in effect on the date of such repayment or prepayment and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days and in each case, discounted to the date of prepayment or acceleration at a rate equal to the Treasury Rate plus 0.50%).

“Applicable Margin” means 16.00% per annum, provided that for the first 12 months following the Closing Date, 8.5% per annum may be payable in kind and thereafter, 5.00% per annum may be payable in kind (the amounts payable in kind, the “PIK Rate”).

“Application Event” means the occurrence of (a) a failure by the Borrower to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full on the Maturity Date, (b) an Event of Default described in Section 8.1(d) or Section 8.1(e), or (c) any other Event of Default, subject to the expiration of any applicable cure period, and the election by the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.2(b)(ii).

“Assignee” has the meaning specified therefor in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A to this Agreement.

“Auditor” an independent certified public accountant reasonably acceptable to Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years, including a Multiemployer Plan, and (ii) any Foreign Plan.

“Board of Directors” means, as to any Person, the board of directors (or comparable governing body) of such Person or any committee thereof duly authorized to act on behalf of the board of directors (or comparable governing body).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to this Agreement.

“Borrower Notice” has the meaning specified therefor in the definition of “Mortgage Supporting Documents”.

“Budget” means that certain budget and cash flow forecast sent via email by the

Borrower to the Agent on November 10, 2022, as may be amended, modified and/or supplemented by the Borrower from time to time with the written consent of the Agent; provided, that, the Agent shall only withhold its consent to any amendment, modification and/or supplement that the Agent determines in good faith is not necessary or convenient to the consummation of any of the transactions contemplated by the Transaction Support Agreement (it being understood and agreed that the Agent may still, in its sole discretion, consent to any such amendment, modification and/or supplement that is so determined to not be necessary or convenient to the consummation of any of the transactions contemplated by the Transaction Support Agreement). For the avoidance of doubt, no amendment, modification and/or supplement to the Budget shall increase the Commitments hereunder unless separately agreed to in writing by the Borrower and the applicable Lender.

“Business Day” means (i) any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) prior to any Term SOFR Event, with respect to all notices, determinations, fundings and payments, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Cannabis Law” means any applicable state, or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process, or any other order of, or agreement issued, promulgated or entered into by any Governmental Authority, in each case related to the cultivation, manufacture, development, distribution, or sale of cannabis or products containing cannabis, but explicitly excluding Federal Cannabis Law.

“Cannabis License” means all permits, licenses, registrations, variances, land-use rights, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Authorities authorizing the recipient to conduct business in accordance with the Cannabis Laws of each applicable jurisdiction including specifically applicable licenses required by in accordance with the Cannabis Laws in each state in which the Borrower operates.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means, as of the Closing Date, that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP as in effect on January 1, 2015 (it being understood that all obligations of the Borrower and its Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Agreement regardless of any change in GAAP following January 1, 2015 that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than one hundred million dollars ($100,000,000), (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than five hundred million dollars ($500,000,000), having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Change of Control” means:

(a)  a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty five percent (35.00%) of the aggregate voting or aggregate economic interests in the Borrower;

(b)  the Borrower ceases to beneficially and of record own and control, directly or indirectly, free and clear of all Liens other than Permitted Liens arising by operation of law, one hundred percent (100.00%) of the issued and outstanding shares of each class of capital Stock of any Subsidiary or, in the case of less than wholly-owned Subsidiaries as of the Closing Date, a lesser amount of the issued and outstanding shares of each class of capital Stock of any Subsidiary than on the Closing Date; or

(c)  the occurrence of a change in control, or other similar provision, as defined in any document governing any Material Indebtedness triggering a default, mandatory prepayment or mandatory repurchase offer, which default, mandatory prepayment or requirement to make a mandatory repurchase offer has not been waived in writing.

“Closing Date” means November 26, 2021.

“Closing Date Warrant” means that certain Warrant No. 1 issued by the Borrower to the Agent dated as of the Closing Date, representing 2,000,000 fully paid and nonassessable shares of common stock of the Borrower, as amended, restated, amended and restated, supplemented and otherwise modified from time to time.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets, except Excluded Assets, and proceeds thereof now owned or hereafter acquired by any Loan Party and any other Person who has granted a Lien to Agent or the Lenders under the Loan Documents, in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Assignment” means a collateral assignment in favor of the Agent of the Loan Parties’ rights under (a) any agreements entitling any Loan Party to purchase or lease any Real Property, (b) any agreements entitling any Loan Party to purchase any Stock, (c) any agreements entitling any Loan Party to any rights and interests in and to any licenses and/or permits, or (d) any other agreements, in form and substance satisfactory to the Agent.

“Collateral Properties” means the Real Property specified in Schedule Z, and any other Real Property of any Loan Party that becomes subject to a Mortgage pursuant to Section 5.12.

“Commitments” means the Initial Commitments, the Amendment No. 2 Term Loan Commitments and the Amendment No. 2 Delayed Draw Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B to this Agreement delivered, on behalf of the Borrower, by the chief financial officer or chief executive officer of the Borrower to Agent and the Lenders.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include (i) any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with net insurance condemnation award proceeds invested pursuant to Section 2.2(e)(ii) or with Net Cash Proceeds invested pursuant to Section 2.2(e)(i) or (ii) any expenditures which constitute a Permitted Acquisition permitted hereunder.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to:

(i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus, (b) to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for non-Cash charges reducing Consolidated Net Income, including for depreciation and amortization (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash gain that was paid in a prior period), plus (c) the Consolidated Working Capital Adjustment, minus

(ii) the sum, without duplication, of (a) the amounts for such period paid from Internally Generated Cash of (1) scheduled repayments of Indebtedness for borrowed money owed to non-Affiliates (excluding mandatory prepayments or voluntary prepayments of the Loans) and scheduled repayments of obligations under Capital Leases (excluding any interest expense portion thereof), (2) Consolidated Capital Expenditures and (3) the aggregate consideration paid in cash in respect of Permitted Acquisitions permitted by this Agreement made during such period, plus, (b) the amount of Taxes actually paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, plus (c) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Borrower and its subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a subsidiary of Borrower) in which any other Person (other than Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a subsidiary of Borrower or is merged into or consolidated with Borrower or any of its subsidiaries or that Person’s assets are acquired by Borrower or any of its subsidiaries, (c) the income of any subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, (d) any after-tax gains or losses attributable to Permitted Dispositions or returned surplus assets of any Pension Plan, and (e) the income (or loss) attributable to the early extinguishment of Indebtedness.

“Consolidated Secured Net Indebtedness” means, as of any date of determination and without duplication, the sum of (a) Consolidated Total Indebtedness that is secured by a Lien on any Collateral minus (b) Unrestricted Cash as of such date in an amount not exceeding $5,000,000.

“Consolidated Total Indebtedness” means, as of any date of determination and without duplication, the sum of (a) the Outstanding Amount and all other Indebtedness for borrowed money as of such date, plus (b) the attributable indebtedness in respect of all Capitalized Lease Obligations, plus (c) any outstanding amounts attributable to interest accrued at the PIK Rate and capitalized pursuant to the terms hereof.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Subsidiaries over Consolidated Current Liabilities of the Borrower and its Subsidiaries.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period. In calculating the Consolidated Working Capital Adjustment there shall be excluded the effect of reclassification during such period of current assets to long term assets and current liabilities to long term liabilities and the effect of any Permitted Acquisition during such period; provided that there shall be included with respect to any Permitted Acquisition during such period an amount (which may be a negative number) by which the Consolidated Working Capital acquired in such Permitted Acquisition as at the time of such acquisition exceeds (or is less than) Consolidated Working Capital at the end of such period.

“Control Agreement” means, with respect to any Deposit Account, Securities Account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to Agent, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Credit Exposure” means, as to any Lender at any time, such Lender’s Term Loan Exposure at such time.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that has failed to fund any portion of its Loans within one Business Day of the date on which such funding is required hereunder.

“Delayed Draw Availability Period” means the period beginning on the Business Day after the Closing Date and ending on the Business Day immediately preceding the Delayed Draw Commitment Termination Date.

“Delayed Draw Commitment” means the commitment of the Lenders to make or otherwise fund a Delayed Draw Term Loan and “Delayed Draw Commitments” means such commitments of all Lenders to fund the Delayed Draw Term Loans in the aggregate. The amount of each Lender’s Delayed Draw Commitment is set forth on Schedule C-1 to this Agreement. As of the Closing Date, the aggregate amount of the Delayed Draw Commitments of all Lenders is $17,000,000.

“Delayed Draw Commitment Termination Date” means, with respect to the Delayed Draw Commitments, the earlier of (i) the six-month anniversary of the Closing Date (or such later date as the Required Lenders may agree at their sole discretion) and (ii) the date on which the Delayed Draw Commitments are reduced to zero in accordance with the terms hereof.

“Delayed Draw Funding Date” means, with respect to the extension of the Delayed Draw Term Loans, the date such Delayed Draw Term Loan is funded.

“Delayed Draw Term Loans” means, collectively, the Loans made by the Lenders to the Borrower pursuant to Section 2.1(b).

“Delayed Draw Warrant” means that certain Warrant No. 2 issued by the Borrower to the Agent on the Delayed Draw Funding Date in substantially the same form as the Closing Date Warrant, representing 550,000 fully paid and nonassessable nonvoting shares of common stock of the Borrower, as amended, restated, amended and restated, supplemented and otherwise modified from time to time.

“Deposit Account” means any deposit account (as such term is defined in the Code).

“Disposition” has the meaning specified therefor in Section 6.4.

“Disqualified Lender” means those Persons identified by Borrower to Agent in writing on or prior to the Closing Date.

“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loan and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is one hundred eighty (180) days after the Maturity Date. Notwithstanding the foregoing, Disqualified Stock shall not include any stock of any acquired Person paying an existing dividend.

“Dollars,” “dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, an amount determined for Borrower and its Subsidiaries on a consolidated basis equal to

(a)  Consolidated Net Income,

plus

(b)  to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for:

(i)	Interest Expense,

(ii)	provisions for taxes based on income,

(iii)	total depreciation expense,

(iv)	total amortization expense, and

(v)	other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period).

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person (other than a natural person) that is (i) a Lender, (ii) an Affiliate of any Lender, (iii) a Related Fund, and (iv) any other Person approved by the Agent (such approval not to be unreasonably withheld or delayed), other than, in each case, a Disqualified Lender.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws, or Releases of Hazardous Materials (a) at or from any assets, properties, or businesses of the Borrower or any of its Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) at or from any facilities which received Hazardous Materials generated by Borrower or any of its Subsidiaries, or any of their predecessors in interest.

“Environmental Law” means any Applicable Law relating to worker health and safety, protection of the environment or natural resources, or the use, transportation, storage, disposal, Release or remediation of any Hazardous Material.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, (including punitive damages, consequential damages and treble damages), costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of the Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries are members under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with the Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, (b) a withdrawal by the Borrower or any of its Subsidiaries or ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which they were a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Borrower or any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan, (e) the determination that any Pension Plan or Multiemployer Plan is considered an at risk plan or a plan in critical or endangered status under the IRS, ERISA or the Pension Protection Act of 2006; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan, (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any of its Subsidiaries or ERISA Affiliates, (h) the imposition of a Lien with respect to a Pension Plan under Section 430(k) of the IRC or Section 303(k) or Section 4068 of ERISA or (i) any event with respect to any Foreign Plan which could reasonably be expected to result in liability to any Loan Party similar to the liability that could arise with respect to an event described in clauses (a) through (h) above.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified therefor in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means (a) any segregated Deposit Account specifically and exclusively used to hold tax funds, trust funds and other Collateral funds reasonably acceptable to Agent (b) controlled disbursement accounts (to the extent that such accounts are zero balance accounts), (c) Petty Cash Accounts and (d) Deposit Accounts maintained by the Loan Parties at First Fidelity Bank; provided that for the avoidance of doubt, the aggregate amount held in Deposit Accounts maintained by the Loan Parties at First Fidelity Bank shall not exceed (i) $750,000 at any time prior to the one-year anniversary of the Amendment No. 1 Effective Date and (ii) $1,000,000 at any time thereafter.

“Excluded Assets” has the meaning specified therefor in the Security Agreement.

“Excluded Subsidiary” means (a) any Subsidiary of the Borrower that does not own assets with a fair market value in excess of $500,000 or generate revenue in excess of $500,000; provided that the total assets of all Excluded Subsidiaries shall not at any time exceed $100,000 and the total revenues of all Excluded Subsidiaries shall not exceed $100,000, (b) [reserved], (c) any Subsidiary of Borrower that is prohibited or restricted by requirements of law, regulation, or contractual obligation (so long as, in respect of any such contractual obligation, such prohibition either existed on the Closing Date or, if later, on the date the applicable Subsidiary is acquired or when such Subsidiary would have otherwise been required to become a Loan Party and such contractual obligation was not created in contemplation of avoiding the contractual obligations of the Loan Parties under the Loan Documents) from providing a guarantee or pledge of equity or granting a Lien in or over its asset, as and to the extent applicable from providing a guarantee or granting a Lien in or over its assets, (d) any Subsidiary that would require a consent, approval, license, authorization or consent from any Person (including any Governmental Authority but excluding any Loan Party or any of its Affiliates) in order to become an obligor hereunder (including, in each case, under any financial assistance, corporate benefit or thin capitalization rule) but not under any contractual obligation entered into for the primary purpose of making such Subsidiary an Excluded Subsidiary, (e) any Subsidiary to the extent providing a guarantee or pledge of equity or granting a lien in or over its asset is likely to result in material adverse tax consequences to Borrower (as determined by Borrower in its reasonable discretion in consultation with its tax advisors). As of the Closing Date, Schedule E-1 sets forth a true, accurate and complete list of all Excluded Subsidiaries.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 15.2(a)(ii)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 16.11(f) and (d) any withholding Taxes imposed under FATCA.

“Extraordinary Receipts” means any cash, proceeds, payments or consideration received by any Loan Party not in the ordinary course of business, consisting of (a) proceeds of insurance, (b) condemnation awards (and payments in lieu thereof) in excess of the amount necessary to repair or replace the damaged or condemned property related thereto, (c) judgments, proceeds of settlements, or other consideration of any kind in connection with any cause of action, (d) indemnity payments (except to the extent used to pay related liabilities owing to third parties unaffiliated with the Loan Parties), (e) proceeds of tax refunds and (f) any purchase price adjustment received in connection with any purchase agreement (other than a working capital or net asset adjustment).

“Fair Market Value” means, with respect to any asset (including any Stock of any Person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or, pursuant to a specific delegation of authority by such board of directors or a designated senior executive officer, of Borrower, or the subsidiary of the Borrower which is selling or owns such asset.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the IRC and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the IRC.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Fee Letter” means that certain Fee Letter dated as of the date hereof by and between the Agent and the Borrower.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Flood Hazard Property” has the meaning specified therefor in the definition of “Mortgage Supporting Documents”.

“Forbearance Agreement” means that certain Forbearance Agreement, dated as of November 10, 2022, by and among the Loan Parties, the Lenders party thereto (who constituted all Lenders as of such date) and the Agent, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Foreign Lender” means each Lender (or if a Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Plan” means any employee benefit plan or arrangement that would be considered a “defined benefit plan” (as defined in Section 3(35) of ERISA) if such plan was maintained in the United States and that is (a) maintained or contributed to by the Borrower or any of its Subsidiaries that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of the Borrower or any of its Subsidiaries.

“Foreign Subsidiary” means any direct or indirect Subsidiary of Borrower that is not a Domestic Subsidiary.

“Funding Notice” means a notice substantially in the form of Exhibit D.

“Funds Flow” means a flow of funds setting forth the sources and uses of capital for the transactions contemplated by this Agreement and the Theraplant Acquisition Agreement, in form and substance reasonably satisfactory to Agent.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, certificates of designations pertaining to preferred securities, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, tax, regulatory or administrative functions of or pertaining to government, including, without limitation, other administrative bodies or quasi-governmental entities established to perform the functions of any such agency or authority, and any agency, branch or other governmental body (federal or state) charged with the responsibility, or vested with the authority to administer or enforce, any Applicable Laws.

“Guarantor” means each wholly-owned or majority-owned Subsidiary, except for Excluded Subsidiaries, of the Borrower, including any such wholly-owned or majority-owned Subsidiary formed or acquired after the Closing Date that becomes a Guarantor pursuant to Section 5.11 of this Agreement.

“Guaranty” means any guaranty agreement entered into at any time on or after the Closing Date executed and delivered by any Guarantor to Agent for the benefit of the Lender Group, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity” (b) petroleum and petroleum products, and (c) per- and polyfluoroalkyl substances (PFAS).

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Historical Financial Statements” has the meaning specified therefor in Section 4.8.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices that are less than ninety (90) days past due and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Stock of such Person, (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above, (i) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations, purchase price adjustments and profit-sharing arrangements arising from purchase and sale agreements and (j) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation. Notwithstanding the foregoing, for purposes of calculating the “Total Net Leverage Ratio”, “Secured Net Leverage Ratio” or any similar term or provision, any deferred purchase price or similar payment obligations of the Borrower or its Subsidiaries shall be deemed to be Indebtedness for borrowed money.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Commitments” means as to each Lender, such Lender’s obligation to make the Initial Term Loan on the Closing Date and such Lender’s obligation to make the Delayed Draw Term Loans on the Delayed Draw Funding Date, as the case may be, in an amount up to, but not exceeding the amount set forth for such Lender on Schedule C-1 as such Lender’s “Commitment Amount”. For the avoidance of doubt, as of the Amendment No. 2 Effective Date, the Initial Commitments are equal to $0.

“Initial Term Loans” means the term loans issued hereunder by the Lenders on the Closing Date under Section 2.1(a).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, receivorship or proceedings seeking reorganization, arrangement, or other similar relief. For the avoidance of doubt, proceedings to appoint a receiver shall not constitute an “Insolvency Proceeding” unless and until a receiver is appointed.

“Installment Date” means the last Business Day of each March, June, September and December, beginning with the earlier of (i) the second full fiscal quarter following the Trigger Date (as defined below) and (ii) the ninth fiscal quarter following the Closing Date.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intellectual Property Security Agreement” means a collateral or security agreement pursuant to which the Loan Parties grant a security interest in its interests in certain Intellectual Property to Agent for the benefit of the Lender Group, as security for the Obligations.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the Closing Date, executed and delivered by the Loan Parties and their Subsidiaries to Agent on behalf of the Lender Group, as the same may be amended, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit.

“Interest Payment Date” means the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or converted to or continued and ending on the date three months thereafter; provided that (1) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (2) any Interest that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (3) no Interest Period shall extend beyond the applicable Maturity Date.

“Internally Generated Cash” means, with respect to any period, any Cash of the Borrower or any Subsidiary generated from the business operations of the Borrower and its Subsidiaries during such period, excluding the proceeds of any Disposition, Extraordinary Receipts and any Cash that is generated from an incurrence of Indebtedness, an issuance of equity interests or a capital contribution.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business and consistent with past practice, and (b) bona fide accounts arising in the ordinary course of business consistent with past practice), purchase, or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items (other than capital expenditures made in the ordinary course of business or that are otherwise reflected in the Budget) that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Landlord Waiver and Personal Property Collateral Access Agreement” means a Landlord Waiver and Personal Property Collateral Access Agreement substantially in the form of Exhibit E with such amendments or modifications as may be approved by the Agent.

“Leafline Transaction” means the contemplated sale of equity interests in Leafline Labs, LLC to a non-Affiliate and the Loan Parties’ receipt of aggregate Net Cash Proceeds relating thereto of no more than $1,000,000 (or such greater amount as may be mutually agreed between the Borrower and the Agent).

“Lease” means, with respect to any Leasehold Property, the lease, sublease or other agreement under the terms of which any Loan Party has or acquires from any Person any right to occupy or use such Real Property, or any part thereof, or interest therein, and each existing or future guaranty of payment or performance thereunder, and all extensions, renewals, modifications and replacements of each such lease, sublease, agreement or guaranty.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” has the meaning set forth in the preamble to this Agreement, and shall include (i) any Person with a Delayed Draw Commitment, (ii) any Amendment No. 2 Lender, and (iii) any other Person made a party to this Agreement pursuant to the provisions of Section 14.1, in each case of the foregoing, other than any such Person that ceases to be a Lender in accordance with Section 14.1(a)(i)(y) or who otherwise no longer is owed outstanding Obligations and has no unfunded Commitments. For the avoidance of doubt, “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all of the following (without double-counting or duplication): (a) reasonable and documented out-of-pocket costs or expenses (excluding Taxes (which are addressed in Section 10)) required to be paid by the Loan Parties under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented, reasonable, out of pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with the Loan Parties under any of the Loan Documents, including fees or charges for background checks and OFAC/PEP searches (in each case, solely to the extent contemplated by this Agreement), photocopying, notarization, couriers and messengers, telecommunication, third party digital automation services and compliance software, public record searches, filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys (solely to the extent contemplated by this Agreement), real estate title policies and endorsements (solely to the extent contemplated by this Agreement), environmental audits (solely to the extent contemplated by this Agreement), (c) Agent’s customary and documented fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Loan Party or other members of the Lender Group (whether by wire transfer or otherwise) together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (d) reasonable and documented charges paid, imposed or incurred by Agent and or any Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out of pocket costs and expenses paid or incurred by the Lender Group to correct any Default or Event of Default or enforce any provision of the Loan Documents, or, upon the occurrence and during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) solely to the extent contemplated by the terms of this Agreement, financial examination, appraisal, audit, and valuation reasonable and documented fees and reasonable and documented out-of-pocket expenses of Agent related to any inspections or financial examination, appraisal, audit, and valuation to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement (including, without limitation, any such fees and expenses described in Section 2.9); provided, that such limits shall not apply during the continuance of an Event of Default, (g) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented expenses of one primary counsel) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Loan Party, (h) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable and documented attorney’s fees and due diligence expenses of (i) one external counsel to Agent and the Lenders, taken as a whole for each material jurisdiction, (ii) local firm of counsel in each appropriate material jurisdiction (which may include a single special counsel acting in multiple jurisdictions), and (iii) any additional counsel if one or more actual or potential conflicts of interest arise for each class of similarly situated Persons) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the rating of the Term Loan, CUSIP, DXSyndicate, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), amending, waiving, or modifying the Loan Documents or the Transaction Support Agreement (other than any such costs and expenses incurred in connection with the Transaction Support Agreement after the Amendment No. 2 Effective Date that, together with the costs and expenses incurred in connection with the Loan Documents after the Amendment No. 2 Effective Date, are in excess of the applicable line item for “Lender Professional Fees” in the Budget) and (i) Agent’s and each Lender’s documented costs and expenses (including documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning the Borrower or any Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or adverse proceeding is brought, or in taking any enforcement action or Remedial Action concerning the Collateral. Agent agrees to use commercially reasonable efforts to minimize the Lender Group Expenses.

“Lender Group Representatives” has the meaning specified therefor in Section 17.7(a).

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Liquidity” means, as of any date of determination, Unrestricted Cash of the Borrower and the Guarantors.

“LIBO Rate” means the rate at which Eurodollar deposits in the London interbank market for one, two or three months (as selected by the Borrower) are displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or on any successor or substitute page of such service as determined by Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” means any Term Loan made hereunder by a Lender.

“Loan Account” has the meaning specified therefor in Section 2.8.

“Loan Documents” means this Agreement, Amendment No. 1, the Forbearance Agreement, Amendment No. 2, the Security Agreement, any Guaranty, the Control Agreements, the Intellectual Property Security Agreements, the Mortgages, the Landlord Waiver and Personal Property Collateral Access Agreements, any Collateral Assignments, the Intercompany Subordination Agreement, the Notes, the Fee Letter, the Amendment No. 2 Payment Letter, that certain note in an original principal amount equal to $15,300,000.00 issued by the Borrower under the Closing Date Warrant or Delayed Draw Warrant in favor of the Agent for the benefit of certain Lenders and any other instrument or agreement entered into, now or in the future, by any Loan Party, and any member of the Lender Group in connection with this Agreement that is identified therein as a “Loan Document”.

“Loan Party” means the Borrower and any Guarantor and “Loan Parties” means each of them.

“Loan Party Representatives” has the meaning specified in Section 17.9.

“Loan Service Fee” means the “Administrative and Collateral Management Fee” (as defined in the Fee Letter).

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, which causes a material impairment of their ability to perform their obligations under the Loan Documents; (b) the legality, validity, or enforceability of the Loan Documents under Applicable Law; or (c) an impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral under Applicable Law.

“Material Contract” means, with respect to any Loan Party, (a) the Acquisition Documents, (b) the Specified Acquisition Documents, (c) any Lease, and (d) all other contracts or agreements, the loss, breach, nonperformance or termination (without contemporaneous replacement) thereof of which could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means any Indebtedness in excess of $1,000,000 in aggregate outstanding principal amount.

“Material Leasehold Property” means each Leasehold Property at which Inventory, equipment or other assets of the Loan Parties having an aggregate Fair Market Value in excess of $1,000,000 is maintained; provided that it is acknowledged and agreed that from and following any Delayed Draw Funding Date and the closing of the True Harvest Acquisition, the property located at 4301 W. Buckeye Road, Phoenix, Arizona 85043 shall at all times be deemed a Material Leasehold Property.

“Material Licenses” shall mean any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to produce and/or cultivate marijuana, including the Medical Marijuana Producer License issued to Theraplant LLC by the Connecticut State Department of Consumer Production.

“Material Real Estate Asset” means any Real Property having a Fair Market Value in excess of $2,000,000; provided that (1) that the Fair Market Value of all Real Property that do not constitute Material Real Estate Assets shall not exceed $2,000,000 in the aggregate, and (2) the property located at 856 Echo Lake Road, Watertown, CT 06795 shall at all times constitute a Material Real Estate Asset.

“Maturity Date” means the earlier of (i) November 26, 2024 and (ii) the date on which all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Money Laundering Laws” means all Applicable Laws that may be enforced by any Governmental Authority relating to terrorism or anti-money laundering or anti-terrorism financing statutes, laws, regulations and rules, including, but not limited to the Bank Secrecy Act (31 U.S.C. §5311 et seq.; 12 U.S.C. §§1818(s) 1829(b), 1951 1959), as amended by the Patriot Act.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property owned by any Loan Party.

“Mortgage Supporting Documents” means, with respect to each Mortgage for a parcel of Real Property, each of the following:

(a)  evidence in form and substance reasonably satisfactory to Agent that the recording of counterparts of such Mortgage in the recording offices specified in such Mortgage will create a valid and enforceable first priority lien on property described therein in favor of Agent (or in favor of such other trustee as may be required or desired under local law) subject only to (A) Liens permitted hereunder and (B) such other Liens as Agent may reasonably approve;

(b)  a lender’s Title Insurance Policy dated a date reasonably satisfactory to Agent, which shall (i) be in an amount not less than the appraised value (determined by reference to an appraisal) of such parcel of Real Property in form and substance satisfactory to Agent, (ii) insure that the Lien granted pursuant to the Mortgage insured thereby creates a valid first Lien on such parcel of Real Property free and clear of all defects and encumbrances, except for Liens permitted hereunder and for such defects and encumbrances as may be approved by Agent, (iii) name Agent as the insured thereunder, (iv) contain such endorsements as Agent deems reasonably necessary, and (v) be otherwise in form and substance reasonably satisfactory to Agent;

(c)  copies of a recent ALTA survey of such parcel of Real Property in form and substance satisfactory to Agent, to the extent available, but in any event allowing for the Title Insurance Policy to be issued without a standard survey exception and with same as survey endorsement;

(d)  evidence in form and substance reasonably satisfactory to Agent that all premiums in respect of the lender’s Title Insurance Policy, all recording fees and stamp, documentary, intangible or mortgage taxes, if any, in connection with the Mortgage have been paid;

(e)  concurrent with the delivery of any Mortgage with respect to a Collateral Property, (i) a completed standard “life of loan” flood hazard determination form, (ii) if the improvements to the applicable improved property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”), a written notification to the Borrower (“Borrower Notice”), (iii) the Borrower’s written acknowledgment of receipt of Borrower Notice as to the fact that such Collateral Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iv) if the Borrower Notice is required to be given and flood insurance is available in the community in which the applicable Collateral Property is located, copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued and naming Agent as loss payee on behalf of the Lender Group; and

(f)  such other agreements, documents and instruments in form and substance reasonably satisfactory to Agent as Agent deems necessary or appropriate to create, register or otherwise perfect, maintain, evidence the existence, substance, form or validity of, or enforce a valid and enforceable first priority lien on such parcel of Real Property in favor of Agent (or in favor of such other trustee as may be required or desired under local law) subject only to (i) Liens permitted hereunder and (ii) such other Liens as Agent may reasonably approve.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliates make or are obligated to make contributions, or during the preceding five (5) plan years, have made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any Disposition, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of the Borrower or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by a lien that is senior to the lien thereon (if any) securing the Obligations (other than (A) Indebtedness owing to Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by the Borrower or any of its Subsidiaries in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by Borrower or any of its Subsidiaries in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are actually paid or payable to a Person that is not an Affiliate of the Borrower or any of its Subsidiaries and are properly attributable to such transaction; and (b) with respect to the issuance or incurrence of any Indebtedness by Borrower or any of its Subsidiaries, or the issuance by the Borrower or any of its Subsidiaries of any Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by the Borrower or such Subsidiary in connection with such issuance or incurrence and (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Loan Party, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning specified therefor in Section 15.2(a).

“Note” means a promissory note issued by the Borrower to the applicable Lender in respect of the Loan made by such Lender under this Agreement, in each case, in form and substance satisfactory to such Lender.

“Obligations” means all loans (including the Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, including any Loan Service Fee, Prepayment Premium, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), other fees, charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Loan Parties are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding. Without limiting the generality of the foregoing, the Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Loans, (ii) interest accrued on the Loans, and any Prepayment Premium, (iii) Lender Group Expenses, (iv) fees payable under this Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Amount” means, at any time, the aggregate outstanding principal balance of the Loan at such time immediately prior to giving effect to any prepayment thereof.

“Participant” has the meaning specified therefor in Section 14.1(b).

“Participant Register” has the meaning specified therefor in Section 14.1(b).

“Patriot Act” has the meaning specified therefor in Section 4.16.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any of its Subsidiaries or ERISA Affiliates or to which such Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

“PEP” has the meaning specified therefor in Section 4.23.

“Perfection Certificate” means a certificate in form satisfactory to Agent that provides information with respect to the personal or mixed property of the Loan Parties.

“Permits” means, in respect of any Person, all licenses, permits, franchises, consents, rights, privileges, certificates, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Authority to which or by which such Person is bound or as to which its assets are bound or which has regulatory authority over such Person’s business and operations; provided, however, that “Permits” shall not mean any Cannabis License.

“Permitted Acquisition” means any acquisition by any Loan Party to the extent that each of the following conditions shall have been satisfied or waived by the Agent:

(a)  the business or division acquired (other than a de minimis amount of assets in relation to the Loan Parties’ total assets) are for use, or the Person acquired is engaged, in the businesses engaged in by the Loan Parties on the Closing Date or any business reasonably related or incidental, complementary, corollary, synergistic or ancillary thereto;

(b)  immediately before and after giving effect to such acquisition, no Default or Event of Default shall exist;

(c)  in the case of the acquisition of any Person, the Board of Directors or similar governing body of such Person has approved such acquisition;

(d)  if the acquisition is structured as a merger with a Loan Party, the Loan Party is the surviving entity;

(e)  the person or business to be acquired is not an Affiliate of a Loan Party, any Subsidiary or any Related Party;

(f)  documentation for such acquisition shall be delivered to the Agent promptly after the consummation of such acquisition;

(g)  all transactions in connection therewith shall be consummated, in all material respects, in accordance with Applicable Law;

(h)  all such acquired Persons shall become a Guarantor and provide to the Agent all other customary documentation and any document, agreement, or instrument required pursuant to Section 5.11;

(i)  such acquisition shall be funded by equity or balance sheet cash of the Borrower and its subsidiaries; and

(j)  the Acquisitions and the Specified Acquisitions;

provided that after giving effect to such acquisition, the Borrower and its subsidiaries shall be in pro forma compliance with a Secured Net Leverage Ratio not to exceed 3.00:1.00; provided further that, notwithstanding prong (i) of this definition of “Permitted Acquisitions” the True Harvest Acquisition may be funded with the proceeds of the Delayed Draw Term Loans.

“Permitted Assignees” means: (a) Agent, any Lender or any of their direct or indirect Affiliates; and (b) any fund that is administered or managed by Agent or any Lender or an Affiliate of Agent or any Lender. For the avoidance of doubt, no Disqualified Lender shall be a Permitted Assignee.

“Permitted Dispositions” means:

(a)  any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(b)  any involuntary loss, damage or destruction of property;

(c)  sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business;

(d)  sales of Inventory, products or services to buyers in the ordinary course of business;

(e)  the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents in the ordinary course of business;

(f)  the licensing, on a non-exclusive basis, of Intellectual Property in the ordinary course of business;

(g)  the sale, assignment, transfer, or disposition, in each case without recourse, of accounts receivable or any delinquent receivables, in each case arising in the ordinary course of business, and only in connection with the compromise, settlement or collection thereof;

(h)  the lapse or abandonment of registered patents, trademarks, copyrights and other intellectual property of the Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business;

(i)  to the extent constituting a Disposition, the making of Restricted Payments that are expressly permitted to be made pursuant to this Agreement;

(j)  to the extent constituting a Disposition, the making of Permitted Investments that are expressly permitted to be made pursuant to this Agreement;

(k)  intercompany Dispositions of assets from a Loan Party to any other Loan Party in the ordinary course of business;

(l)  other issuances of Stock of the Borrower to the extent not otherwise prohibited hereby;

(m)  (i) terminations of leases, subleases, licenses, sub-licenses and agreements in the ordinary course of business and (ii) the surrender or waiver of contractual rights or the settlement release or surrender of contract or tort claims in the ordinary course of business, in each case, to the extent not interfering in any material respect with the business of the Loan Parties;

(n)  the Leafline Transaction;

(o)  any other Dispositions of property, with all such property disposed of pursuant to this clause (o) not to exceed a value of $1,000,000 in the aggregate in any fiscal year, determined by the greater of (A) the aggregate fair market value and (B) original purchase price or acquisition cost of such property; and

(p)  Dispositions of assets made in connection with the transactions contemplated by the Transaction Support Agreement (including the transactions under the Foreclosure Agreement).

“Permitted Indebtedness” means:

(a)  Indebtedness evidenced by this Agreement and the other Loan Documents;

(b)  endorsement of instruments or other payment items for deposit;

(c)  Indebtedness consisting of unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions;

(d)  Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Loan Party, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;

(e)  Indebtedness incurred in the ordinary course of business in respect of Cash Management Services in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000) at any time;

(f)  unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business;

(g)  Indebtedness in respect of unsecured intercompany loans and advances solely as between Loan Parties, subject to subordination agreements in form and substance satisfactory to the Required Lenders;

(h)  Permitted Purchase Money Indebtedness not to exceed $1,000,000 at any time;

(i)  Indebtedness listed on Schedule 4.15 attached hereto which, if requested by Agent on or prior to the Closing Date, shall be subordinated to the Obligations upon terms satisfactory to the Required Lenders;

(j)  Indebtedness that is subordinated in right of payment to the prior payment of all Obligations of any Loan Party under the Loan Documents, pursuant to subordination provisions in form and substance satisfactory to the Required Lenders, to the extent that such Indebtedness is otherwise permitted under this Agreement;

(k)  guaranties by any Loan Party of other Permitted Indebtedness;

(l)  [reserved];

(m)  Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the ordinary course of business;

(n)  reasonable and customary indemnification obligations incurred in the ordinary course of business or pursuant to a transaction otherwise permitted under this Agreement, to the extent constituting Indebtedness;

(o)  deferred taxes to the extent constituting Indebtedness;

(p)  [reserved];

(q)  debt of a Person whose assets or equity interests are acquired in a Permitted Acquisition; provided that such debt (i) was in existence prior to the date of such Permitted Acquisition, (ii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition and (iii) such Indebtedness is not guaranteed in any respect by Borrower or any of its Subsidiaries (other than the acquired entities); provided that for the avoidance of doubt the “Deferred Cash Payment Amount” described in the Theraplant Amendment, as in effect on the date hereof, is not assumed debt subject to this clause (q); provided further that for the avoidance of doubt, the assumed debt set forth on Schedule 1.03 of the True Harvest Acquisition Agreement shall be permitted pursuant to this clause (q);

(r)  Indebtedness in respect of the True Harvest Convertible Note and the True Harvest Earnout; and

(s)  Any Permitted Refinancing Debt with respect to the Indebtedness described in clauses (b) through (r) above, provided that the applicable amount of Indebtedness permitted to be incurred under the relevant clause shall be reduced in a proportionate manner.

“Permitted Investments” means:

(a)  Investments in cash and Cash Equivalents;

(b)  Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business and consistent with past practice;

(c)  advances (including to trade creditors) made in connection with purchases of goods or services in the ordinary course of business;

(d)  Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;

(e)  deposits of cash made in the ordinary course of business to secure performance of operating leases by the Borrower that is lessee under such lease;

(f)  Investments made in the form of capital contributions or loans by a Loan Party to another Loan Party;

(g)  Investments existing on the Closing Date in the Stock of direct or indirect Subsidiaries of the Borrower existing on the Closing Date;

(h)  the maintenance of deposit accounts and securities accounts in the ordinary course of business and not in violation of this Agreement;

(i)  Investments made to consummate the Acquisitions (including but not limited to payments in respect of the True Harvest Convertible Note and True Harvest Earnout and payment of the “Deferred Cash Payment Amount” described in the Theraplant Amendment, as in effect on the date hereof and paid in accordance with the terms thereof; provided that, with respect to any Deferred Cash Payment Amount payable after the six month anniversary of the Closing Date, (i) no Event of Default under Section 8.1(a) has occurred and is continuing and (ii) the Agent has not accelerated the Loans as a result of any other Event of Default);

(j)  Investments made in connection with the Specified Acquisitions; provided that such acquisitions meet the conditions specified in the definition of “Permitted Acquisitions”; and

(k)  other Investments not to exceed $1,000,000 in the aggregate during the term of this Agreement.

“Permitted Liens” means:

(a)  Agent’s Liens;

(b)  Liens for unpaid Taxes that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying Taxes are the subject of Permitted Protests;

(c)  judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.1(f)8.1(f) of this Agreement;

(d)  Liens set forth on Schedule P-1 and Permitted Refinancing Debt in respect thereof, provided that to qualify as a Permitted Lien, any such Lien described on Schedule P-1 shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing debt in respect thereof;

(e)  the interests of lessors under operating leases and UCC financing statements filed as a precautionary measure in connection with operating leases or consignment of goods;

(f)  easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances, none of which interfere in any material respect with the ordinary course of business of the Loan Parties;

(g)  Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, repairmen, workmen or suppliers, or other statutory Liens, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either are for sums not yet delinquent or are subject to Permitted Protest;

(h)  Liens on amounts pledged or deposited in connection with obtaining worker’s compensation or other unemployment insurance;

(i)  Liens on amounts deposited to secure any Loan Party’s obligations in connection with the making or entering into of bids, tenders, trade contracts (other than for borrowed money), government contracts, statutory obligations, leases and other obligations of a like nature, or leases in the ordinary course of business and not in connection with the borrowing of money;

(j)  Liens on amounts deposited to secure any Loan Party’s obligations as security for surety, stay, custom, appeal performance and return of money bonds, and bonds of a like nature, in connection with obtaining such bonds in the ordinary course of business;

(k)  non-exclusive licenses of Intellectual Property in the ordinary course of business;

(l)  purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and improvements thereon and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired (and improvements thereon) and/or Permitted Refinancing Debt in respect thereof;

(m)  Liens on deposit accounts granted or arising in the ordinary course of business in favor of depositary banks maintaining such deposit accounts solely to secure customary account fees and charges payable in respect of such deposit accounts and overdrafts not in violation of this Agreement;

(n)  [reserved];

(o)  Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition; and

(p)  other Liens on the Collateral and secured on a junior basis to the Liens securing the Obligations; provided that (1) the aggregate amount of the obligations secured thereby does not exceed $1,000,000 and (2) such Indebtedness shall be subject to an intercreditor agreement in form and substance satisfactory to Agent in all respects.

“Permitted Priority Liens” means Permitted Liens which are non-consensual.

“Permitted Protest” means the right of the Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment, provided that (a) a reserve with respect to such obligation is established on the Borrower’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiaries, as applicable, in good faith, and (c) the Required Lenders are reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens or result in a Material Adverse Effect.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including, for the avoidance of doubt, Capitalized Lease Obligations and other obligations in respect of Capital Leases), incurred after the Closing Date and at the time of, or within ninety (90) days after, for the financing of all or any part of the acquisition cost of any fixed assets in an aggregate principal amount outstanding at any one time not to exceed one million dollars ($1,000,000).

“Permitted Refinancing Debt” means the extension of maturity, refinancing, exchange, replacement, substitution or modification of the terms of Indebtedness so long as:

1.	such extension, refinancing, exchange, replacement, substitution or modification does not result in the Indebtedness maturing prior to the Maturity Date;

2.	at the time thereof, no Default or Event of Default shall have occurred and be continuing;

3.	if the Indebtedness being modified, refinanced, refunded, renewed or extended is unsecured, such modification, refinancing, refunding, renewal or extension is unsecured; or if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured, such modification, refinancing, refunding, renewal or extension shall be secured by the same or substantially the same collateral;

4.	if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, is at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended;

5.	such extension, refinancing or modification is pursuant to terms that are not materially less favorable to the Loan Parties than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

6.	the primary obligor in respect of, and/or the Persons (if any) that guarantees the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is the primary obligor in respect of, and/or Persons (if any) that guaranteed the Indebtedness being modified refinanced, refunded, renewed or extended.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petty Cash Accounts” means Deposit Accounts with deposits at any time in an amount not in excess of $100,000 for any one account and $500,000 in the aggregate for all such accounts.

“Prepayment Premium” has the meaning specified therefor in Section 2.2(f).

“Pro Rata Share” means, as of any date of determination, (x) with respect to a Lender, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders and (y) with respect to all Lenders, the percentage obtained by dividing (i) the Credit Exposure of such Lender by (ii) the aggregate Credit Exposure of all Lenders, in each case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 14.1.

“Projections” means the Borrower’s and its Subsidiaries’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, together with appropriate supporting details and a statement of underlying assumptions.

“Proxy Materials” means the Proxy Statement of the Borrower dated October 5, 2021 filed with the SEC pursuant to Section 14(a) of the Securities Exchange Act of 1934.

“Qualified Stock” means and refers to any Stock issued by a Borrower (and not by one or more Subsidiaries) that is not a Disqualified Stock.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party and the improvements thereto.

“Recipient” means (a) Agent, or (b) any Lender, as applicable.

“Register” has the meaning specified therefor in Section 14.1(a)(iii).

“Regulatory Authority” means each political subdivision authorized under Cannabis Law to regulate the growth, processing, testing, and sale of cannabis or medical marijuana in each state in which the Borrower operates.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party” means, with respect to any specified Person, such Person’s Affiliates and its partners, directors, officers, employees, trustee, agent’s, controlling persons, advisors, services, financing sources, investors, potential investors and other representatives of such Person and of such Person’s Affiliates and permitted successors and assigns.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, at any time, (x) Agent and (y) Lenders having or holding more than fifty percent (50.00%) of the aggregate Credit Exposure of all Lenders.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Stock issued by any other Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than dividends or distributions payable in Qualified Stock issued by a Loan Party), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Loan Party) any Stock issued by any Loan Party, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Stock of any Loan Party now or hereafter outstanding, (d) make, or cause or suffer to permit any Loan Party to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any unsecured, junior lien or subordinated Indebtedness, and (e) make any payment with respect to (i) any earnout obligation or similar deferred or contingent obligation other than reasonable and customary bonuses, commissions, or similar payments to employees of the Loan Parties, (ii) management fees or advisory fees to any Affiliate of a Loan Party, including any allocation or sharing of overhead, selling, general or administrative expenses, taxes or other shared business expenses, or (iii) directors fees or the like.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Sanctioned Person” means any Person that is a target of Sanctions or is otherwise a subject of Sanctions, including as a result of being (a) located or resident in or organized under the laws of, any country that is subject to territory- or country-wide Sanctions, (b) identified on any Sanctions-related list of designated persons, such as the Specially Designated Nationals and Blocked Persons List maintained by OFAC, or (c) any Person owned fifty percent (50.00%) or more by one or more of such Persons described in (a) or (b).

“Sanctions” means all economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by OFAC or the U.S. Department of State, including, but not limited to, the following (together with their implementing regulations, in each case, as amended from time to time): the International Security and Development Cooperation Act (ISDCA) (22 U.S.C. §23499aa-9 et seq.) and the Trading with the Enemy Act (TWEA) (50 U.S.C. §5 et seq.).

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Net Leverage Ratio” means, on any date, the ratio of (a) Consolidated Secured Net Indebtedness as of such date to (b) Adjusted EBITDA for the Test Period as of such date.

“Securities Account” means a securities account (as that term is defined in the Code).

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed and delivered by the Loan Parties to Agent for the benefit of the Lender Group, as the same may be amended, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under Applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Acquisitions” means the acquisition of certain assets of Shango and Futureworks (each as defined below), upon terms and conditions set forth in the Specified Acquisition Agreements; provided that such acquisitions meet the conditions specified in the definition of “Permitted Acquisitions”.

“Specified Acquisition Agreements” means those agreements entered on or around March 12, 2021 (i) by and between the Borrower, GNRS NV Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company, Shango Holdings Inc. a Nevada corporation (“Shango”), and Gary Rexroad, solely in his capacity as the representative of Shango’s selling securityholders and (ii) by and between the Company, Futureworks Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company and Futureworks LLC, a Colorado limited liability company (“Futureworks”).

“Specified Acquisition Documents” means the Specified Acquisition Agreements and the other documents and agreements, including any licenses, permits, waivers relating thereto or side letters or agreements affecting the terms thereof, executed in connection with the Specified Acquisitions.

“Stock” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subject Transaction” means any Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition, any Disposition that results in a Subsidiary of the Borrower ceasing to be a Subsidiary of the Borrower, any Disposition of a business unit, line of business or division of the Borrower or any of its Subsidiaries or any incurrence or repayment of Indebtedness (excluding any Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes) or Restricted Payment that by the terms of this Agreement requires such test to be calculated on a “pro forma basis” or subject to “pro forma compliance.”

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Stock having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity. Unless otherwise indicated, any use of the term Subsidiary means a Subsidiary of the Borrower.

“Tax Lender” has the meaning specified therefor in Section 15.2(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges imposed by any Governmental Authority or Regulatory Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means the Initial Term Loans, the Delayed Draw Term Loans, the Amendment No. 2 Term Loans and the Amendment No. 2 Delayed Draw Term Loans.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of Term Loans or Delayed Draw Term Loans held by such Lender at such time.

“Test Period” means, as of any date of determination, the four consecutive fiscal quarters of the Borrower ending on or most recently ended as of such date of determination for which financial statements have been or are required to be delivered pursuant to Sections 5.1 as applicable.

“Theraplant Acquisition” means the acquisition of Theraplant, LLC by the Borrower upon the terms and conditions set forth in the Theraplant Acquisition Documentation.

“Theraplant Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of March 12, 2021 among Borrower, GNRS CT Merger Sub, LLC, Theraplant, LLC and Shareholder Representative Services LLC, as amended by that certain Amendment No. 1 to Merger Agreement dated as of August 10, 2021 and Amendment No. 2 to Merger Agreement dated on or prior to the date hereof (the “Theraplant Amendment”).

“Theraplant Acquisition Documentation” means the Theraplant Acquisition Agreement and all schedules, exhibits and annexes thereto.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to Agent, together with all reasonable endorsements made from time to time thereto, issued to Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to Agent, subject to Permitted Liens, delivered to Agent.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (i) the sum of (A) Consolidated Total Indebtedness as of such date minus (B) Unrestricted Cash as of such date in an amount not exceeding $5,000,000 to (ii) Adjusted EBITDA for the period of four (4) consecutive fiscal quarters ending on such date or most recently ending prior to such date.

“Transaction Documents” means, collectively, the Loan Documents and the Acquisition Documents.

“Transaction Support Agreement” means that certain Transaction Support Agreement dated of November 10, 2022 among the Loan Parties, the Lenders and the Agent, as the same may be amended, restated, amended and restated, supplemented and/or otherwise modified from time to time.

“Transactions” means, collectively, the transactions contemplated by the Loan Documents and the Acquisition Documents; provided that the Transaction on the Closing Date solely shall be related to the Theraplant Acquisition.

“Treasury Rate” means, with respect to the Applicable Make-Whole Amount a rate equal to the then current yield to maturity on actively traded U.S. Treasury securities having a constant maturity and having a duration equal to (or the nearest available tenor) the period from the date that payment is received to the date that falls on the 33rd month anniversary of the Closing Date.

“Trigger Date” means the date of the introduction and implementation (meaning the first day that sales are permitted whether or not the Borrower or its subsidiaries make sales on such date) of the Adult Use Cannabis market in the state of Connecticut.

“True Harvest Acquisition” means the acquisition of certain assets of True Harvest, LLC by Borrower or one of its Subsidiaries upon the terms and conditions set forth in the True Harvest Acquisition Documentation.

“True Harvest Acquisition Agreement” means that certain Asset Purchase Agreement dated as of March 12, 2021 among Borrower, True Harvest Holdings, Inc. and True Harvest, LLC, as amended by that certain Amendment No. 1 to Asset Purchase Agreement dated as of July 2, 2021, that certain Amendment No. 2 to Asset Purchase Agreement dated as of October 28, 2021 and that certain Amendment No. 3 to Asset Purchase Agreement dated on or prior to the Delayed Draw Funding Date (the “True Harvest Amendment”).

“True Harvest Acquisition Documentation” means the True Harvest Acquisition Agreement and all schedules, exhibits and annexes thereto and any transition services agreement to be entered into in connection therewith, and the True Harvest Convertible Note

“True Harvest Amendment” has the meaning specified therefor in the definition of “True Harvest Acquisition Agreement”.

“True Harvest Convertible Note” means the “Convertible Promissory Note” described in the True Harvest Amendment.

“True Harvest Cultivation Services Agreement” means that certain Cultivation Services Agreement to be entered into on or around January 3, 2022 by and among the Borrower, True Harvest Holdings, Inc. and Gary P. Rexroad, Jr.

“True Harvest Earnout” means the “Earnout Payment” described in the True Harvest Amendment.

“TSA Expenses” means fees, premiums, expenses and other transaction costs (including original issue discount or other fees) payable or otherwise borne by the Borrower and/or its subsidiaries in connection with the TSA Transactions.

“TSA Period” means the period beginning on November 10, 2022 and ending on the date the Transaction Support Agreement terminates in accordance with Section 15 thereof.

“TSA Transactions” means, collectively, (a) the execution, delivery and performance by the applicable Loan Parties of Amendment No. 2, the Forbearance Agreement (and any preceding forbearance agreement), the Transaction Support Agreement, the Foreclosure Agreement (as defined in the Transaction Support Agreement) and the borrowing of Amendment No. 2 Term Loans and Amendment No. 2 Delayed Draw Term Loans and (b) the other transactions contemplated by the Transaction Support Agreement.

“United States” means the United States of America.

“Unrestricted Cash” means the aggregate amount of Cash held in bank accounts of Borrower and the Guarantors that are subject to Control Agreements to the extent that the use of such Cash for application to payment of the Obligations or other Indebtedness is not prohibited by law or any contract or other agreement (including, with respect to Cash held in a bank account of any Guarantor, that such Guarantor is not subject to any restriction on its ability to distribute such Cash to Borrower), and such Cash and Cash Equivalents are free and clear of all Liens (other than Liens in favor of the Agent and any statutory Liens in favor of banks (including rights of set-off)).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.

“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 16.11(f)(i)(B)(3).

“Voidable Transfer” has the meaning specified therefor in Section 17.6.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean the Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any similar accounting principle or other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Any obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standard Board on February 25, 2016 of ASU No. 2016-02, Leases (Topic 842) (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants in this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP.

1.3  Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4  Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, prepayment, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid (other than contingent obligations in respect of which no claim has been made), (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, and (c) the termination of all of the Commitments of the Lenders to the Borrower hereunder. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns.

1.5  Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6  [Reserved].

1.7  Pro Forma Calculations

(a)  Notwithstanding anything to the contrary herein, the Total Net Leverage Ratio shall be calculated in the manner prescribed by this Section 1.7.

(b)  For purposes of calculating the Total Net Leverage Ratio, Subject Transactions (other than any incurrence or repayment of any Indebtedness) that have been made (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of Total Net Leverage Ratio is made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Adjusted EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Subsidiary of the Borrower or was merged, amalgamated or consolidated with or into any Subsidiary of the Borrower since the beginning of such Test Period shall have made any Subject Transaction that would have required adjustment pursuant to this Section 1.7, then the Total Net Leverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 1.7.

(c)  In the event that the Borrower or any subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness (including in a connection with any Subject Transaction) included in the calculations of the Total Net Leverage Ratio (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), during the applicable Test Period, then the Total Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

1.8  Timing of Payment of Performance. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

1.9  Effect of Benchmark Transition Event

(a)  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York time) on the 5th Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b)  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (b) shall not be effective unless the Agent has delivered to the Lenders and the Borrower a Term SOFR Notice.

(c)  In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)  The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, Term SOFR Event or Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 1.9.

(e)  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a borrowing of Term Loans during any Benchmark Unavailability Period.

(g)  For purposes of this Section 1.9, the capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to such terms below:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 1.9.

“Benchmark” shall mean, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) or (b) of Section 1.9.

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period,” the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, the length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)	in the case of a Term SOFR Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 1.9; or

(4)	in the case of an Early Opt-in Election, the 6th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Agent has not received, by 5:00 p.m. on the 5th Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)	a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.9 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.9.

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(1) a notification by the Agent to each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Agent of written notice of such election to the Lenders.

“Floor” shall mean 1.0%.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“NYFRB” shall mean the Federal Reserve Bank of New York.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not the LIBO Rate, the time determined by the Agent in its reasonable discretion.

“Relevant Governmental Body” shall mean the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB, or any successor thereto.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Event” shall mean the determination by the Agent and the Borrower that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Agent and (c) a Benchmark Transition Event has previously occurred resulting in a Benchmark Replacement in accordance with Section 1.9 that is not Term SOFR.

“Term SOFR Notice” shall mean a notification by the Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Event.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

2. LOAN AND TERMS OF PAYMENT.

2.1  Term Loan.

(a)  Initial Term Loan. Subject to the terms and conditions of this Agreement, including the satisfaction (or waiver) of all conditions precedent specified in Section 3.1, and in reliance upon the representations and warranties of the Loan Parties contained herein, the Lenders agree (severally, not jointly or jointly and severally) to make a single term loan advance on the Closing Date in an amount equal to Eighty Eight Million Dollars ($88,000,000) to the Borrower.

(b)  Delayed Draw Term Loan. Subject to the terms and conditions of this Agreement, including the satisfaction (or waiver) of all conditions precedent specified in Section 3.2, and in reliance upon the representations and warranties of the Loan Parties contained herein, during the Delayed Draw Availability Period, the Lenders with Delayed Draw Commitments agree (severally, not jointly or jointly and severally) to make a single term loan advance on the Delayed Draw Funding Date in an amount equal to Seventeen Million Dollars ($17,000,000) to the Borrower, provided that in no event shall such Lender be required to make a Delayed Draw Term Loan in excess of its unused Delayed Draw Commitment as in effect immediately prior to such Delayed Draw Term Loan. The Borrower may make only one borrowing under the Delayed Draw Commitment. Amounts borrowed pursuant to this Section 2.1(b) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Delayed Draw Term Loans shall be paid in full in accordance with the terms and conditions of this Agreement. Each Lender’s Delayed Draw Commitment shall terminate immediately and without further action on the Delayed Draw Funding Date after giving effect to the funding of such Lender’s Delayed Draw Commitment on such date. Each Lender’s Delayed Draw Commitment shall terminate and be permanently reduced immediately and without further action on the Delayed Draw Commitment Termination Date.

(c)  Amendment No. 2 Term Loans. Subject to the terms and conditions of this Agreement, and the satisfaction (or waiver) of all conditions precedent specified in Amendment No. 2, and in reliance upon the representations and warranties of the Loan Parties contained in Section 5 of Amendment No. 2, each Amendment No. 2 Lender agrees (severally, not jointly or jointly and severally) to make an Amendment No. 2 Term Loan in Dollars to the Borrower on the Amendment No. 2 Effective Date in an amount equal to such Amendment No. 2 Lender’s Amendment No. 2 Term Loan Commitment. The Borrower may make only one borrowing under such Amendment No. 2 Term Loan Commitment. Amounts borrowed pursuant to this Section 2.1(c) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Amendment No. 2 Term Loans shall be paid in full in accordance with the terms and conditions of this Agreement. Each Amendment No. 2 Lender’s Amendment No. 2 Term Loan Commitment shall terminate immediately and without further action on the Amendment No. 2 Effective Date after giving effect to the funding in full of such Lender’s Amendment No. 2 Term Loan Commitment on such date.

(d)  Amendment No. 2 Delayed Draw Term Loans. Subject to the terms and conditions of this Agreement, including the satisfaction (or waiver) of all conditions precedent specified in Section 3.3, each Amendment No. 2 Lender agrees (severally, not jointly or jointly and severally) to make Amendment No. 2 Delayed Draw Term Loans in Dollars to the Borrower at any time and from time to time during the Amendment No. 2 Delayed Draw Availability Period in an original principal amount not to exceed its Amendment No. 2 Delayed Draw Commitments. Amounts borrowed pursuant to this Section 2.1(d) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Amendment No. 2 Delayed Draw Term Loans shall be paid in full in accordance with the terms and conditions of this Agreement. Each Amendment No. 2 Lender’s Amendment No. 2 Delayed Draw Commitment shall be reduced, in the event an Amendment No. 2 Delayed Draw Term Loan is funded by such Amendment No. 2 Lender, immediately and without further action upon the funding thereof, in an amount equal to such funding. Each Lender’s Amendment No. 2 Delayed Draw Commitment shall terminate in full immediately and without further action on the Amendment No. 2 Delayed Draw Commitment Termination Date.

(e)  The Outstanding Amount of the Term Loans and all accrued and unpaid interest thereon shall be due and payable on the earliest to occur of (i) the Maturity Date, (ii) a Change of Control, (iii) the sale or transfer of all or substantially all assets of the Borrower, and (iv) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.

(f)  Borrowing Mechanics for Delayed Draw Term Loans.

(i)  The Borrower shall deliver in writing to the Agent a fully executed Funding Notice no later than one (1) Business Day prior to the proposed Delayed Draw Funding Date (or such shorter period as may be acceptable to the Agent). Promptly upon receipt by the Agent of such Funding Notice, the Agent shall notify each Lender of the proposed funding.

(ii)  Subject to Section 2.1(b), upon satisfaction or waiver of the conditions precedent specified in Section 3.2, each Lender holding Delayed Draw Commitments shall make its portion of the Delayed Draw Term Loans available to the Borrower not later than 12:00 p.m. (New York City time) on the proposed Delayed Draw Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Delayed Draw Term Loans to be credited to the account of the Borrower at the account designated in the Funding Notice delivered to the Agent by the Borrower.

(g)  Borrowing Mechanics for Amendment No. 2 Term Loans.

(i)  The Borrower shall deliver in writing to the Agent a fully executed Funding Notice no later than one (1) Business Day prior to the proposed Amendment No. 2 Effective Date (or such shorter period as may be acceptable to the Agent). Promptly upon receipt by the Agent of such Funding Notice, the Agent shall notify each Lender of the proposed funding.

(ii)  Subject to Section 2.1(c), upon satisfaction or waiver of the conditions precedent specified in Amendment No. 2, each Amendment No. 2 Lender shall make its portion of the Amendment No. 2 Term Loans available to the Borrower not later than 12:00 p.m. (New York City time) on the proposed Amendment No. 2 Effective Date by causing an amount of same day funds in Dollars equal to the amount of Amendment No. 2 Term Loans to be made by it in accordance with Section 2.1(c) to be credited to the account of the Borrower at the account designated in the Funding Notice delivered to the Agent by the Borrower.

(h)  Borrowing Mechanics for Amendment No. 2 Delayed Draw Term Loans.

(i)  With respect to any borrowing of Amendment No. 2 Delayed Draw Term Loans, the Borrower shall deliver in writing to the Agent a fully executed Funding Notice no later than one (1) Business Day prior to the proposed borrowing date of such Amendment No. 2 Delayed Draw Term Loans (any such date, the “Amendment No. 2 Delayed Draw Funding Date”) (or such shorter period as may be acceptable to the Agent); provided, that, the aggregate principal amount of Amendment No. 2 Delayed Draw Term Loans requested in such Funding Notice shall not be less than the lesser of (x) $1,000,000 and (y) the aggregate amount of unused Amendment No. 2 Delayed Draw Term Loan Commitments at such time. Promptly upon receipt by the Agent of such Funding Notice, the Agent shall notify each Lender of the proposed funding.

(ii)  Subject to Section 2.1(d), upon satisfaction or waiver of the conditions precedent specified in Section 3.3, each Amendment No. 2 Lender shall make its portion of the requested Amendment No. 2 Delayed Draw Term Loans available to the Borrower not later than 12:00 p.m. (New York City time) on the applicable Amendment No. 2 Delayed Draw Funding Date by causing an amount of same day funds in Dollars equal to the amount of Amendment No. 2 Delayed Draw Term Loans required to be made by it in accordance with this Agreement to be credited to the account of the Borrower at the account designated in the Funding Notice delivered to the Agent by the Borrower.

2.2  Payments; Termination of Commitments; Prepayments.

(a)  Payments by the Borrower. Except as otherwise expressly provided herein, (i) all payments by the Borrower due and payable to any Lender pursuant to this Agreement shall be made to each Lender’s account (as specified by the applicable Lender to the Borrower in writing) and shall be made in immediately available funds, no later than 3:00 p.m. (New York time) on the date specified herein and (ii) all payments by the Borrower due and payable to Agent pursuant to this Agreement shall be made to Agent at its account (as specified to the Borrower in writing) and shall be made in immediately available funds, no later than 5:00 p.m. (New York time) on the date specified herein. Any payment received by Agent or any Lender later than 5:00 p.m. (New York time) shall be deemed to have been received (unless Agent or such Lender, as applicable, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day; provided that the failure of the Borrower to make a payment to the account of the Agent or any applicable Lender account on or before 5:00 p.m. (New York time) in accordance with the foregoing shall not constitute a Default or an Event of Default so long as such payment is received on the applicable due date provided herein.

(b)  Apportionment and Application.

(i)  So long as no Application Event has occurred and is continuing, all principal and interest payments made by the Borrower shall be paid ratably to the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses made by the Borrower (other than fees or expenses that are for Agent’s separate account, which fees and expenses shall be paid to Agent) shall be paid ratably to each Lender according to such Lender’s Pro Rata Share of the type of commitment or Obligation to which a particular fee or expense relates. Subject to any applicable regulatory requirements (including any licensing requirements promulgated by applicable Governmental Authorities or Regulatory Authorities), all proceeds of Collateral received by Agent, shall be distributed, so long as no Application Event has occurred and is continuing, to the Borrower or such other Person entitled thereto under Applicable Law. If any Lender shall receive any amounts in respect of the Obligations at any time that an Application Event has occurred and is continuing, such Lender shall receive such amounts as trustee for Agent, and such Lender shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.2(b)(ii).

(ii)  At any time that an Application Event has occurred and is continuing, all payments remitted to Agent or any Lender and all proceeds of Collateral received by Agent shall be applied as follows:

(A)  first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents until paid in full (or, with respect to Lender Group Expenses during the TSA Period, to the extent due and payable in accordance with Section 14 of the Transaction Support Agreement),

(B)  second, ratably, to pay any fees or premiums then due to Agent and the Lenders under the Loan Documents until paid in full,

(C)  third, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents until paid in full (or, with respect to Lender Group Expenses during the TSA Period, to the extent due and payable in accordance with Section 14 of the Transaction Support Agreement),

(D)  fourth, to the extent not paid under clause (C) above, ratably, to pay any fees or premiums (including the Prepayment Premium) then due to any of the Lenders under the Loan Documents until paid in full,

(E)  fifth, to pay interest accrued in respect of the Term Loan, ratably, until paid in full,

(F)  sixth, to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder), ratably, until such Loan is paid in full,

(G)  seventh, to pay any other Obligations; and

(H)  eighth, to the Borrower or such other Person entitled thereto under Applicable Law.

(iii)  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iv)  In each instance, so long as no Application Event has occurred and is continuing, Section 2.2(b)(ii) shall not apply to any payment made by the Borrower to Agent and specified by the Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)  For purposes of Section 2.2(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest (including the Prepayment Premium), and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)  In the event of a direct conflict between the priority provisions of this Section 2.2 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

(c)  Scheduled Payments. Subject to adjustment as a result of the application of prepayments in accordance with Sections 2.2(d) and 2.2(e) and 2.2(g), in each case, solely to the extent of any such amounts that are applied to the prepayment of the Term Loans, the Borrower shall repay to the Agent for the ratable account of the Lenders on each Installment Date $5,000,000 (and with a final installment due on the Maturity Date in an amount equal to the remaining unpaid principal balance of the Term Loans).

(d)  Optional Prepayments. After the Closing Date, subject to Section 2.2(g) and any other applicable terms and conditions of this Agreement, including payment of any applicable Prepayment Premium, the Borrower may, upon at least five (5) Business Days’ prior written notice to Agent, prepay all or any part of the Outstanding Amount (it being understood and agreed that such payment shall be applied as among the various outstanding Loans as specified by the Borrower in writing to the Agent and in the absence of such specification shall be applied ratably to all outstanding Loans).

(e)  Mandatory Prepayments.

(i)  Asset Sales. Not later than the second (2nd) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any of its subsidiaries of any Net Cash Proceeds, the Borrower shall prepay the Loans in an aggregate amount equal to such Net Cash Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing and to the extent that aggregate Net Cash Proceeds from the Closing Date through the applicable date of determination do not exceed $1,000,000, the Borrower shall have the option, directly or through one or more of its Subsidiaries, to invest such Net Cash Proceeds within one (1) year of receipt thereof in long-term productive assets of the general type used in the business of the Borrower and its subsidiaries. For the avoidance of doubt, no mandatory prepayment shall be required under this clause (e)(i) in respect of the Leafline Transaction.

(ii)  Extraordinary Receipts. Not later than the second (2nd) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Extraordinary Receipts, the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Extraordinary Receipts; provided that solely in the case of proceeds and awards that are of the type described in clauses (a) and (b) of the definition of “Extraordinary Receipts”, (i) so long as no Default or Event of Default shall have occurred and be continuing and (ii) to the extent that aggregate amount of proceeds and awards from the Closing Date through the applicable date of determination do not exceed $1,000,000, the Borrower shall have the option, directly or through one or more of its subsidiaries to invest such amounts within one (1) year of receipt thereof in long term productive assets of the general type used in the business of the Borrower and its subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided that, pending any such reinvestment, all of such proceeds and awards shall be deposited, and maintained, in a Deposit Account subject to a Control Agreement (and, for the avoidance of doubt, any such proceeds and awards not so invested during the one year period shall be required to be used to prepay the Loans on the second (2nd) Business Day after such period ends).

(iii)  Cure Proceeds. Not later than the second (2nd) Business Day following the date of receipt by the Borrower of any Cure Amounts, the Borrower shall prepay the Loans together with accrued interest, which prepayment shall be applied as set forth in Section 2.2(g)(ii), in an aggregate amount equal to 100% of such Cure Amount.

(iv)  Issuance of Debt. Not later than the second (2nd) Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of the Borrower and its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(v)  Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, commencing with the later of (i) the Fiscal Year ending December 31, 2022 and (ii) the Fiscal Year in which the Trigger Date occurs, the Borrower shall, not later than ninety days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow (provided that (i) such prepayment percentage shall be 25% if, as of the last day of the most recently ended Fiscal Year, the Total Net Leverage Ratio (determined for any such period by reference to the Compliance Certificate delivered pursuant to Section 5.1 calculating the Total Net Leverage Ratio as of the last day of such Fiscal Year) shall be 2.00:1.00 or less).

(vi)  Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.2(e)(i) through (v), the Borrower shall deliver to the Agent a certificate of an authorized officer demonstrating the calculation of the amount of the applicable net proceeds, Consolidated Excess Cash Flow or Extraordinary Receipts, as the case may be. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to the Agent a certificate of an authorized officer demonstrating the derivation of such excess.

(vii)  Application. (i) Any such prepayments pursuant to this Section 2.2(e) shall be applied as specified in Section 2.2(g)(ii) and (ii) any such prepayments pursuant to Section 2.2(e)(i), (ii), (iii) and (iv) shall be subject to Section 2.2(f).

(f)  Prepayment Premium. In the event that all or any portion of the Initial Loans, the Delayed Draw Term Loans, the Amendment No. 2 Term Loans or the Amendment No. 2 Delayed Draw Term Loans are repaid or prepaid for any reason (including as a result of any mandatory prepayments, voluntary prepayments, payments made following acceleration of the Loans or after an Event of Default) prior to the thirty-third (33rd) month anniversary of the Closing Date, such repayments or prepayments will be made together with a premium equal to the Applicable Make-Whole Amount as of the date of such repayment or prepayment (the “Prepayment Premium”); provided that the Prepayment Premium shall not apply to mandatory prepayments made by the Borrower pursuant to Section 2.2(e)(v). If the Loans are accelerated or otherwise become due prior to November 26, 2024, in each case, as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall equal 100% of the principal amount of the Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to November 26, 2024, in each case, in respect of any Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph.

(g)  Application of Payments.

(i)  Each prepayment made pursuant to Section 2.2(d) and Section 2.2(e) shall be accompanied by the (i) payment of accrued interest to the date of such payment on the amount prepaid and (ii) if applicable, the Prepayment Premium. Each such prepayment of the Term Loan so allocated shall be applied on a pro rata basis to the remaining scheduled installments of principal (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute a scheduled installment). Each prepayment pursuant to Section 2.2(d) and Section 2.2(e) shall (x) so long as no Application Event shall have occurred and be continuing, be applied, to the Outstanding Amount as forth in Section 2.2(b)(i) until paid in full and (y) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.2(b)(ii).

(ii)  Any principal amount required to be paid pursuant to Sections 2.2(e)(i) through (v) shall be applied on a pro rata basis to the remaining scheduled installments of principal (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute a scheduled installment).

2.3  Promise to Pay. The Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any), fees, costs, and expenses (including Lender Group Expenses) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement; provided, that during the TSA Period, any such obligation to pay Lender Group Expenses shall only be to the extent such Lender Group Expenses are also due and payable under Section 14 of the Transaction Support Agreement. The Borrower agrees that their obligations contained in the first sentence of this Section 2.3 shall survive payment or satisfaction in full of all other Obligations.

2.4  Interest Rates, Payments and Calculations.

(a)  Interest Rates. Except as provided in Section 2.4(b), the Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof at the Adjusted LIBO Rate plus the Applicable Margin.

(b)  Default Rate. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter, after as well as before judgment, bear interest (including post petition interest in any Insolvency Proceeding) payable on demand at a rate that is 3.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or any Lender.

(c)  Payment.

(i)  Except as expressly provided herein to the contrary, all interest payable hereunder or under any of the other Loan Documents (other than accrued interest attributable to the PIK Rate) shall be due and payable in cash, in arrears, on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest on each Loan attributable to the PIK Rate shall be payable on each Interest Payment Date by capitalizing the amount thereof, added to the outstanding amount of such Loan as additional principal obligations hereunder on and as of such Interest Payment Date and shall automatically constitute a part of the outstanding amount of such Loan for all purposes hereof (including the accrual of interest thereon at the rates applicable to such Loan generally). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any Insolvency Proceeding.

(ii)  The Borrower hereby authorizes Agent and the Lenders, from time to time to charge to the Loan Account (A) on the first day of each Interest Period, all interest accrued during the prior month on any Loan hereunder, (B) as and when incurred or accrued, all audit, appraisal, valuation, or other charges or fees payable pursuant to Section 2.9, (C) as and when due in accordance with Section 2.4(c)(i)(B) (but during the TSA Period, only to the extent also due and payable in accordance with Section 14 of the Transaction Support Agreement), all Lender Group Expenses, and (D) as and when due and payable all other fees or other payment obligations payable hereunder or under any other Loan Document.

(iii)  All amounts (including interest, premiums, if any, fees (including Loan Service Fees), costs, expenses, Lender Group Expenses (but during the TSA Period, only to the extent due and payable in accordance with Section 14 of the Transaction Support Agreement), or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to the Term Loan.

(d)  Computation. All interest and applicable fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(e)  Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement or any other Loan Document, plus any other amounts paid in connection herewith or therewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. The Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.5  Fees and Closing Payments.

(a)  Fee Letter. The Borrower shall pay Agent all amounts required to be paid pursuant to the Fee Letter and the Amendment No. 2 Payment Letter.

(b)  Delayed Draw Commitment Fee. The Borrower agrees to pay to the Agent for the account of each, a commitment fee which shall accrue at a rate equal to 3.00% per annum on the actual daily unused amount of the Delayed Draw Commitments of such Lenders beginning on the Closing Date until the date on which all of the Delayed Draw Commitments are terminated, expire or are otherwise permanently reduced to $0. All fees referred to in this Section 2.5(c) shall be paid to the Agent at its principal office and upon receipt, the Agent shall promptly distribute to each Lender its Pro Rata Share thereof. All fees referred to in this Section 2.5(c) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable monthly in arrears commencing with the first month immediately following the Closing Date.

(c)  All fees due and payable hereunder shall be irrevocable when paid or charged, as applicable.

2.6  Crediting Payments. The receipt of any payment item by Agent or any Lender shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the account of the Agent or the applicable Lender (each account specified by the Agent or the applicable Lender to the Borrower in writing), or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then the Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.

2.7  Use of Proceeds. The proceeds of the Initial Term Loans made on the Closing Date shall be applied by the Borrower to fund the Transactions contemplated by the Theraplant Acquisition Documentation and to fund related transaction costs. The proceeds of the Delayed Draw Term Loans shall be applied by the Borrower to fund the Transactions contemplated by the True Harvest Acquisition Documentation, to fund related transaction costs and to pay other general working capital expenses of the Loan Parties. The proceeds of the Amendment No. 2 Term Loans shall be used by the Borrower solely to pay costs, expenses and fees (and make other disbursements) of the type specified in the Budget, including (i) to pay operating expenses, (ii) to pay directors and officers insurance (including the funding of a 6-year tail policy), (iii) to pay external professional advisors and (iv) to pay ongoing expenses of SierraConstellation Partners LLC. The proceeds of the Amendment No. 2 Delayed Draw Term Loans shall be used by the Borrower solely to pay costs, expenses and fees (and make other disbursements) of the type specified in the Budget, including (i) to pay a license conversion fee to the State of Connecticut, (ii) to contribute to the Connecticut social equity fund and (iii) to fund the Wind Down Amount (as defined in the Transaction Support Agreement). Notwithstanding the foregoing, the Agent (in its sole discretion) may agree in writing to permit the Term Loans to be applied in any other manner not otherwise prohibited by the terms of this Agreement or the other Loan Documents.

2.8  Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of the Borrower (the “Loan Account”) on which the Borrower will be charged with the Term Loan, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, premiums, if any, Lender Group Expenses (but during the TSA Period, only to the extent due and payable in accordance with Section 14 of the Transaction Support Agreement), and any other fees and expenses. In accordance with Section 2.6, the Loan Account will be credited with all payments received by Agent or any Lender from the Borrower or for the Borrower’s accounts. Agent and/or the Lenders shall endeavor to provide statements regarding the Loan Account to the Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing (but neither Agent nor any Lender shall have any liability if Agent and/or the Lenders shall fail to provide any such statement), and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Lender Group unless, within thirty (30) days after Agent first makes such a statement available to the Borrower (or such longer period as Required Lenders may agree in their sole discretion), the Borrower shall deliver to Agent and the Lenders written objection thereto describing the error or errors contained in any such statements.

2.9  Financial Examination and Other Fees. The Borrower shall reimburse Agent for the financial examination, audit, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows: (i) reasonable and documented out-of-pocket expenses for each financial examination or audit of any Loan Party performed by personnel employed by Agent, and (ii) the reasonable and documented fees and charges paid or incurred by the Agent (plus reasonable and documented out-of-pocket expenses including travel, meals, and lodging) if it elects to employ the services of one or more third party Persons to perform financial examinations, audits or quality of earnings analyses of the Borrower, to appraise the Collateral, or any portion thereof, or to assess the Borrower’s business valuation; provided, however, so long as no Event of Default or event or condition which may lead to an event of default shall have occurred and be continuing, Agent’s rights hereunder shall be limited to once per calendar year.

2.10  Compensation for Breakage. The Borrower shall compensate each Lender, upon request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Term Loans at the Adjusted LIBO Rate and any loss, expense or liability sustained by such Lender in connection with the liquidation or redeployment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of the Delayed Draw Term Loans does not occur on a date specified therefor in the Funding Notice; (ii) if any prepayment or other principal payment of any of its Term Loans occurs on a date prior to the last day of an Interest Period applicable to that Term Loan; or (iii) if any prepayment of any of its Term Loans is not made on any date specified in a notice of prepayment given by the Borrower.

3. CONDITIONS; TERM OF AGREEMENT.

3.1  Conditions Precedent to the funding of the Term Loan. The obligation of each Lender to make its extension of credit hereunder on the Closing Date is subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions precedent:

(a)  Agent shall have received each of the following documents, in form and substance satisfactory to the Agent and the Lenders in their sole discretion, duly executed and delivered, and each such document shall be in full force and effect:

(i)	this Agreement;

(ii)	the Notes;

(iii)	the Guaranty;

(iv)	the Security Agreement;

(v)	a completed Perfection Certificate dated the Closing Date and executed by an authorized officer of each Loan Party, together with all attachments contemplated thereby;;

(vi)	each Intellectual Property Security Agreement required pursuant to the terms of the Security Agreement;

(vii)	the Intercompany Subordination Agreement;

(viii)	the Funds Flow;

(ix)	the Closing Date Warrant;

(b) Agent shall have received:

(i)	copies of the Theraplant Acquisition Documents;

(ii)	payment of any outstanding fees due Agent pursuant to the terms hereof;

(iii)	a certificate, in form and substance reasonably satisfactory to Agent, from an officer of each Loan Party (A) attesting to the resolutions of such Loan Party’s board of directors (or equivalent governing body) authorizing its execution, delivery, and performance of the Transaction Documents to which it is a party and authorizing specific officers of such Loan Party to execute the same, (B) attesting to the incumbency and signatures of such specific officers of such Loan Party, (C) certifying as to such Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date (and with respect to Governing Documents that are charter documents, certified as of a recent date (not more than thirty (30) days prior to the Closing Date) by the appropriate governmental official), and (D) attaching a certificate of status with respect to such Loan Party, dated not more than ten (10) days prior to the Closing Date, issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing (if applicable) in such jurisdiction;

(iv)	a certificate, in form and substance reasonably satisfactory to Agent, from the Chief Executive Officer, Chief Financial Officer or similar such officer of each Loan Party certifying that, after giving effect to the Transactions, (A) the Loan Parties, on a consolidated basis, are Solvent, (B) no Default or Event of Default exists, (C) the representations and warranties set forth in Section 4 are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof), and (D) each Loan Party has complied with all conditions to be satisfied by it under the Loan Documents except to the extent waived or permitted to be delivered pursuant to Section 3.5;

(v)	payoff letters and other customary release documents in form and substance satisfactory to Agent with respect to all existing Indebtedness other than Indebtedness set forth on Schedule 4.15;

(vi)	reserved;

(vii)	property condition reports or engineering reports with respect to the Collateral Properties, in each case, as required by Agent;

(viii)	all documentation and other information for each Loan Party required by bank regulatory authorities under applicable “know your customer” procedures and Money Laundering Laws, including the Patriot Act and such documentation and information shall be reasonably satisfactory to Agent and the Required Lenders;

(ix)	satisfactory evidence that the insurance policies required by Section 5.7 are in full force and effect;

(x)	evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the reasonable opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral; and

(xi)	executed (and, if applicable, recorded) copies of all other documents and legal matters in connection with the transactions contemplated by this Agreement in form and substance satisfactory to Agent;

(c)  Agent shall have completed and be satisfied with its business, financial and legal due diligence of the Loan Parties, including but not limited to (i) review of material agreements, (ii) [reserved], (iii) receipt of satisfactory Projections, (iv) review of all Cannabis Licenses and applications therefor, (v) receipt of UCC, tax lien and litigation searches, if applicable, (vi) review of the Loan Parties books and records, the results of which are satisfactory to Agent and the Lenders, and (vii) receipt of investment committee approval;

(d)  Each Loan Party shall have received all other governmental and third party approvals (including shareholder approvals and other consents) necessary or, in the reasonable opinion of Agent, advisable in connection with the Transaction Documents and the Transactions, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction Documents or the Transactions, as they relate to the Theraplant Acquisition;

(e)  The shareholders of the Borrower shall not have taken or commenced any action to rescind the approval of any of the Proposals 1 through 6 set forth in the Proxy Materials;

(f) The Loan Parties shall have Adjusted EBITDA, measured as of the last date of most recent fiscal quarter, of not less than $14,000,000:

(g) The Loan Parties shall have minimum cash equity of not less than $20,000,000;

(h) The Theraplant Acquisition shall have been consummated prior to or substantially concurrently with the funding of the Term Loan;

(i) [reserved];

(j) The representations and warranties of the Loan Parties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on and as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality or Material Adverse Effect in the text thereof) on such earlier date);

(k) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of the Term Loan on the Closing Date or the consummation of the Theraplant Acquisition shall have been issued and remain in force by any Governmental Authority against the Borrower, Agent any Lender;

(l) After giving effect to the Transactions, the Loan Parties, on a consolidated basis, shall be Solvent;

(m) No material adverse change in the financial condition, business, results of operation, assets or liabilities of the Loan Parties or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2020;

(n) There shall not have occurred any disruption, adverse change or condition in the financial, banking or capital markets generally; and

(o) The capital structure of the Loan Parties shall be satisfactory to the Agent, and on the Closing Date, after giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no existing Indebtedness (other than the Indebtedness expressly permitted to be outstanding under this Agreement) and the Agent shall have received reasonably satisfactory evidence of the termination of any existing Indebtedness (including any and all commitments relating thereto, but excluding any existing Indebtedness expressly permitted to be outstanding under this Agreement) and the release of all Liens in connection therewith, in each case on terms reasonably satisfactory to the Agent.

(p) Agent and each Lender shall have received all fees required to be paid, and all expenses required to be reimbursed hereunder (including the reasonable and documented fees and expenses of legal counsel), including all fees required to be paid on the Closing Date pursuant to the Fee Letter; provided that, all such amounts may be paid with proceeds of the Term Loan made on the Closing Date.

3.2  Conditions Precedent to the funding of the Delayed Draw Term Loan. The obligation of each Lender to make its extension of Delayed Draw Term Loans hereunder on the Delayed Draw Funding Date is subject to the fulfillment, to the satisfaction of Agent, of each of the following conditions precedent:

(a) the Agent shall have received a fully executed and delivered Funding Notice;

(b) as of the Delayed Draw Funding Date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of that Delayed Draw Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof;

(c) as of the Delayed Draw Funding Date, no event shall have occurred and be continuing or would result from the consummation of the extension of the Delayed Draw Term Loans that would constitute an Event of Default or Default;

(d) all fees, costs and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Agent and the Lenders shall have been paid (or shall concurrently be paid) to the extent then due;

(e) the proceeds of the Delayed Draw Term Loan shall be used to fund the True Harvest Acquisition and to pay general corporate working capital expenses of the Loan Parties;

(f) the Agent shall have received fully executed copies of the True Harvest Acquisition Documentation and any documents executed in connection therewith;

(g) the True Harvest Acquisition shall have been, or concurrently with the funding of any Delayed Draw Term Loans shall be, consummated in accordance with the terms of the True Harvest Acquisition Documentation without giving effect to any amendment, modifications, consents or waivers thereto that are adverse to the interests of the Lenders (in the discretion of the Agent) without the consent of the Agent;

(h) the Agent shall have received a Collateral Assignment with respect to, without limitation, (x) that certain Cultivation Services Agreement, dated as of May 2, 2019, as amended, by and between Total Health & Wellness, Inc. and True Harvest, LLC, and (y) that certain Industrial Lease dated July 25, 2017 by and between MSCP, L.L.C., as lessor, and True Harvest, LLC, as lessee for the premises located at 4301 W. Buckeye Road, Phoenix, Arizona 85043;

(i) True Harvest Holdings, Inc. shall have become a Loan Party hereunder and shall have executed and delivered to Agent a Guaranty in form and substance reasonably satisfactory to Agent and a joinder to the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance satisfactory to Agent;

(j) the Agent shall be satisfied with all documents and agreements executed in connection with the True Harvest Acquisition, including any licenses and permits and other Collateral to be delivered in connection therewith; and

(k) the Agent shall have received the Delayed Draw Warrant.

3.3  Conditions Precedent to the funding of any Amendment No. 2 Delayed Draw Term Loan. The obligation of each Amendment No. 2 Lender to make each extension of Amendment No. 2 Delayed Draw Term Loans hereunder is subject to the satisfaction (or waiver by the Required Lenders) of each of the following conditions precedent:

(a) the Agent shall have received a fully executed and delivered Funding Notice in respect of such borrowing of Amendment No. 2 Delayed Draw Term Loans;

(b) to the extent invoiced to the Borrower at least two (2) Business Days prior to the date of borrowing specified in the applicable Funding Notice, all fees, costs and expenses (including, without limitation, legal fees and expenses) payable to the Agent and the Lenders as Lender Group Expenses shall have been paid (or shall substantially concurrently be paid with such borrowing) to the extent then due in accordance with the terms and conditions of this Agreement and the Transaction Support Agreement (and not in excess of the applicable line item in the Budget); and

(c) the TSA Termination Date shall not have occurred.

3.4  Term. This Agreement shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default (other than any Event of Default described in Section 8.1(d) or (e), each of which shall automatically result in the termination of the Commitments and the acceleration of the Term Loan as set forth in Section 9.1).

3.5  Effect of Maturity. On the Maturity Date, all of the Obligations immediately shall become due and payable without notice or demand and the Borrower shall be required to repay all of the Obligations (other than contingent obligations in respect of which no claim has been made) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments set forth in Schedule C-1) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than contingent obligations in respect of which no claim has been made) have been paid in full. When all of the Obligations (other than contingent obligations in respect of which no claim has been made) have been paid in full, Agent will, at the Borrower’s sole expense, execute and deliver any termination statements (or, alternatively, in Agent’s sole discretion, at the Borrower’s sole expense, authorize the Loan Parties to file termination statements), lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary or requested by the Borrower to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

3.6  Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to extend Loans (or otherwise make extensions of credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (as such date may be extended in the Required Lender’s sole discretion), of each of the conditions subsequent set forth on Schedule 3.5.

The failure by the Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended in writing by Required Lenders), shall constitute an Event of Default.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Loan Party makes the following representations and warranties to the Lender Group; provided, however, to the extent applicable, such representations and warranties assume the consummation of all of the transactions set forth on Schedule 3.6:

4.1  Title to Assets; No Encumbrances. Each of the Loan Parties has (a) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (b) good and marketable title to (in the case of all other real or personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens. As of the Closing Date, True Harvest Holdings, Inc. holds no assets or revenues.

4.2  Acquisitions. The Borrower has furnished Agent with true and correct copies of the Acquisition Documents. As of the Closing Date, (a) each of the representations and warranties contained in the Acquisition Documents made by the Borrower thereunder is true and correct in all material respects and (b) to the actual knowledge of the Borrower, each of the representations and warranties contained in the Acquisition Documents made by the other parties thereto, are true and correct in all material respects and may be relied on by Agent and the Lenders, in the case of each of clauses (a) and (b), subject to scheduled exceptions thereto. As of the Closing Date, the Theraplant Acquisitions has been consummated (or is being consummated substantially concurrently with the closing of this Agreement) in accordance with the terms of the Theraplant Acquisition Documents in all material respects. The Acquisitions will comply with all applicable material legal requirements in all material respects, except for Federal Cannabis Laws. All necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties prior to the closing of such acquisition and, to Loan Parties’ knowledge, each other party to the Acquisition Documents in connection with the Acquisitions have been duly obtained and are in full force and effect.  All applicable waiting periods with respect to the Acquisition have expired without any action being taken by any competent Governmental Authority that restrains, prevents or imposes material adverse conditions upon the consummation of the Acquisition. The execution and delivery of the Acquisition Documents do not, and the consummation of the Acquisitions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on the Loan Parties or, to the Loan Parties’ knowledge, any other party to the Acquisition Documents, or result in a breach of, or constitute a default under, any Material Contract or any judgment, order or decree, to which any other party is a party or by which any other party is bound or, to the Loan Parties’ knowledge, to which any other party to the Acquisition Documents is a party or by which any such party is bound, except for Federal Cannabis Laws.

4.3  Use of Proceeds. The proceeds of the Loans shall be used for the purposes set forth in Section 2.7.

4.4  Due Organization and Qualification; Subsidiaries.

(a)  Each Loan Party (i) is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction of its formation or organization, as applicable, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the Transactions.

(b)  Set forth on Schedule 4.4(b) is a complete and accurate description of the authorized Stock of each Loan Party and each Subsidiary of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.4(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Stock or any security convertible into or exchangeable for any of its Stock. All of the outstanding Stock of each Loan Party (i) has been validly issued, is fully paid and non-assessable, to the extent applicable, (ii) was issued in compliance with all Applicable Law, and (iii) are free and clear of all Liens other than Permitted Liens.

(c)  Set forth on Schedule 4.4(c) is a complete and accurate list of (i) the jurisdiction of organization of each Loan Party, (ii) the chief executive office of each Loan Party, and (iii) the organizational identification number of each Loan Party (if any).

4.5  Due Authorization; No Conflict.

(a)  The execution, delivery, and performance by each Loan Party of the Transaction Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)  The execution, delivery, and performance by such Loan Party of the Transaction Documents to which it is a party do not and will not (i) violate any material Applicable Law, the Governing Documents of any Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party, except to the extent that the proceeds of this Agreement shall be used to satisfy in full or otherwise cancel such Material Contract, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Stock of a Loan Party or any approval or consent of any Person under any Material Contract of any Loan Party, except to the extent that (x) such consents or approvals have been obtained and are still in force and effect or (y) with respect to Material Contracts, such consents or approvals have not been obtained, but the proceeds of this Agreement shall be used to satisfy or otherwise cancel such Material Contracts, thereby rendering such approvals or consents unnecessary.

(c)  The execution, delivery, and performance by each Loan Party of the Transaction Documents to which such Loan Party is a party and the consummation of the Transactions do not and will not require any registration with, consent, or registrations, consents, approvals, notices, or other action with or by, any Governmental Authority, other than Permits, notices, or other actions that (i) have been obtained and that are still in force and effect, or (ii) the failure to obtain which would not reasonably be expected to become a Material Adverse Effect. Notwithstanding the foregoing, any filings and recordings with respect to the Collateral shall be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

(d)  Each Transaction Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)  Agent’s Liens are validly created and perfected first priority Liens, subject only to Permitted Priority Liens.

4.6  Litigation.

(a)  There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, threatened in writing against any Loan Party that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect or which in any manner draws into question the validity or enforceability of any of the Transaction Documents.

(b)  Schedule 4.6(b) sets forth, as of the Closing Date, to the knowledge of any Loan Party, a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities that, as of the Closing Date, is pending or, to the knowledge of Borrower, threatened in writing against a Loan Party, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties in connection with such actions, suits, or proceedings is covered by insurance. The estimate of costs with respect to such actions, suits, or proceedings set forth on Schedule 4.6(b) represents a reasonable estimate of such costs as of the Closing Date, based on reasonable assumptions made in good faith.

4.7  Compliance with Laws; Permits; Licenses.

(a)  Except as would not reasonably be likely to result in a Material Adverse Effect, no Loan Party (i) is in violation of any Applicable Law in any material respect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

(b)  None of the Loan Parties has received any written notice from any Governmental Authority alleging that any of the Loan Parties is not in compliance in any material respect with, or may be subject to material liability under, any Applicable Law.

(c)  Except as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties have all the Permits required pursuant to Applicable Laws for the Loan Parties to currently conduct its business, and all such Permits are in full force and effect. There are no such Permits held in the name of any Person (other than the Loan Parties) on behalf of any of the Loan Parties.

(d)  Except as set forth on Schedule 4.7(d), the Loan Parties have all Cannabis Licenses required to conduct its business as currently conducted or the Loan Parties have valid, operative, and enforceable management or services agreements with the holders of the applicable Cannabis Licenses.

4.8  Historical Financial Statements; No Material Adverse Effect. All historical financial information relating to the financial condition of the Loan Parties that have been delivered by or on behalf of any Loan Party to Agent and the Lenders (the “Historical Financial Statements”) have been prepared in accordance with GAAP, except as otherwise expressly noted therein, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the applicable date of such Historical Financial Statements, none of the Loan Parties has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not, in each case, reflected in the Historical Financial Statements or the notes thereto (to the extent required by GAAP) and which in any such case is material in relation to the business, operations, properties, assets, or financial condition of the Loan Parties taken as a whole. Since December 31, 2020, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect.

4.9  Solvency.

(a)  After giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

(b)  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10  Employee Benefits. No Loan Party nor any of their respective ERISA Affiliates has ever contributed to or maintained any Benefit Plan, or is liable for any obligations under any Benefit Plan. No ERISA Event has ever occurred or is reasonably expected to occur.

4.11  Environmental Condition. Except as set forth on Schedule 4.11, (a) to the knowledge of each Loan Party, none of the Real Property nor any other Loan Party’s properties or assets has ever been used by a Loan Party or by previous owners or operators in the disposal of, or to produce, store, handle, treat, Release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, Release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to the knowledge of the Borrower, after due inquiry, there has been no Release of any Hazardous Material, at, to or from any Real Property or any other property owned or leased by any Loan Party, (c) no Loan Party has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party, and (d) no Loan Party nor any of their respective facilities or operations is subject to any Environmental Action or any consent decree or settlement agreement with any Person relating to any Environmental Law or Environmental Liability.

4.12  Real Property.

(a)  Schedule 4.12(a) sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by any Loan Party (including name of record owner), identifying which properties are owned and which are leased, together with the names and addresses of any landlords.

(b)  Each Loan Party has title, subject to matters of record disclosed in the title commitments referenced on Schedule 4.12(b), to, or valid leasehold interests in, all Real Property, in each case that is purported to be owned or leased by it, and none of the Real Property is subject to any Lien, except Permitted Liens.

(c)  Each Loan Party has paid all such material payments required to be made by it in respect of any Leasehold Property, and, to such Loan Party’s knowledge, no landlord Lien has been filed, and to the Borrower’s knowledge, no claim of delinquency is being asserted, with respect to any such payments, except as are subject to Permitted Protest.

(d)  Each Lease relating to the Leasehold Property listed on Schedule 4.12(a) is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms. To each such Loan Party’s knowledge, there is not under any such Lease any existing breach, default, event of default or event or condition that, with or without notice or lapse of time or both, would constitute a breach, default or an event of default by any Loan Party or that, in any such case, could reasonably be expected to result in the commencement of proceedings or actions to terminate such Lease.

(e)  All Permits or Cannabis Licenses required to have been issued to enable all Real Property of any Loan Party to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

(f)  To Borrower’s knowledge, none of any Loan Party has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of such Loan Party or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

(g)  No Loan Party owns or holds, or is obligated under or a party to, any lease, option, right of first refusal or other contractual right to purchase, acquire, sell, assign, dispose of or lease any Collateral Properties of such Loan Party except as set forth on Schedule 4.12(g).

4.13  Broker Fees. Except as set forth on Schedule 4.13, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby. The Borrowers shall be solely responsible for the payment of any and all broker’s or finder’s fees and commissions payable now and in the future in connection with this Agreement or any of the transactions contemplated hereby and shall indemnify upon demand the Lender Group and its directors, officers, employees and agents against any claim arising therefrom or in connection therewith.

4.14  Complete Disclosure. All factual information taken as a whole (other than forward-looking statements and projections and information of a general economic nature and general information about the Loan Parties’ industry) furnished by or on behalf of a Loan Party to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents is, and all other such factual information taken as a whole (other than forward-looking statements and projections and information of a general economic nature and general information about the Loan Parties’ industry) hereafter furnished by or on behalf of a Loan Party to Agent or any Lender, will be, to Loan Party’s knowledge, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole), not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent and the Lenders immediately prior to the Closing Date represent, and as of the date on which any other Projections are delivered to Agent or the Lenders, such additional Projections represent, the good faith estimate of management of the Loan Parties, on the date such Projections were delivered, of the Loan Parties’ future performance for the periods covered thereby based upon assumptions believed by the management of the Loan Parties to be reasonable at the time of the delivery thereof to Agent and the Lenders (it being recognized by Agent and the Lenders that such projected financial information is not to be viewed as fact and is subject to significant uncertainties and contingencies many of which are beyond the Loan Parties’ control, that no assurance can be given that any particular financial projections will be realized, and that actual results may vary materially from such projected financial information).

4.15  Indebtedness. Set forth on Schedule 4.15 is a true and complete list of all Indebtedness of each Loan Party as of the Closing Date.

4.16  Patriot Act; Foreign Corrupt Practices Act. Each Loan Party is in compliance, in all material respects, with applicable Money Laundering Laws and Anti-Corruption Laws, and the Borrower has implemented and maintain in effect and enforce policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws. No Loan Party will use any part of the proceeds of any Loan made hereunder, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or any other Person, in order to obtain, retain or direct business or obtain any improper advantage, in violation of applicable Anti-Corruption Laws.

4.17  Payment of Taxes. Except as otherwise permitted under Section 5.6 and except to the extent the failure to comply with this Section 4.17 would not reasonably be expected to cause a Material Adverse Effect, (i) all tax returns of each Loan Party required to be filed by any of them have been timely filed, all such tax returns and reports are true, correct and complete in all respects, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other similar governmental charges imposed by a tax authority upon a Loan Party and upon its assets, income, businesses and franchises that are due and payable have been paid when due and payable, other than taxes that are the subject of a Permitted Protest, and (ii) each Loan Party has made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Loan Party knows of any actual or proposed tax assessment or tax Lien against any Loan Party or any Subsidiary of a Loan Party or any of their respective assets or any Stock in respect of any such Person that is not subject to Permitted Protest.

4.18  Margin Stock. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loan made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.19  Governmental Regulation. No Loan Party is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.20  Sanctions. No Loan Party or any of its Subsidiaries or any of their respective officers or directors or, to the knowledge of each Loan Party, any employee, agent (acting as such) or Affiliate of such Loan Party or any of its Subsidiaries is in violation of any Sanctions, and the Borrower has implemented and maintains in effect and enforce policies and procedures designed to promote and achieve compliance with Sanctions by the Loan Parties and their respective Subsidiaries, directors, officers and employees. No Loan Party or any of its Subsidiaries or any of their respective officers or directors or, to the knowledge of each Loan Party, any employee, agent (acting as such) or Affiliate of such Loan Party or any of its Subsidiaries (a) is a Sanctioned Person, (b) has its assets located in a jurisdiction subject to comprehensive Sanctions, or (c) directly or, to the knowledge of the Loan Parties, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons. No Loan Party will, directly or indirectly, use any part of the proceeds of any Loan made hereunder (i) to fund any operations of, finance any investments or activities with or involving, or make any payments to, a Sanctioned Person, or (ii) in any other manner that would give rise to a violation of Sanctions by any Person party to this Agreement.

4.21  Employee and Labor Matters. To Borrower’s knowledge, there is (i) no unfair labor practice complaint pending or, to the knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party, or (iii) to Borrower’s knowledge, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. To Borrower’s knowledge, (i) no Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied; (ii) the hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements; and (iii) all material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits (except for employee vacation benefits) have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries.

4.22  Material Contracts. Each Material Contract (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party and, to the knowledge of each Loan Party, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified, and (c) is not in material default due to the action or inaction of the applicable Loan Party. No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.23  PEP. To the knowledge of each Loan Party, no Loan Party is acting on behalf of any corporation, business or other entity that has been formed by, or for the benefit of, a current or former senior foreign political figure, serving in the executive, legislative, administrative, military or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government owned corporation, or political figure (collectively, a “PEP”).

4.24  Location of Collateral. All of the Loan Parties’ leased or owned locations which contain Collateral are listed on Schedule 4.24 hereto. The office where each Loan Party keeps its records concerning the Collateral, and each of each Loan Party’s principal place of business and chief executive office as of the Closing Date, are set forth on Schedule 4.24.

4.25  EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

4.26  Intellectual Property. Each Loan Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Loan Party. All Intellectual Property owned by any Loan Party which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any such Intellectual Property with any such United States or foreign Governmental Authority) and, to Borrower’s knowledge, all licenses under which any Loan Party is the exclusive licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 4.26. Such Schedule 4.26 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or exclusively licensed by such Loan Party. Except as indicated on Schedule 4.26, to the best of each Loan Party’s knowledge, the applicable Loan Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Loan Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement, other than non-exclusive licenses granted in the ordinary course of business. All registered Intellectual Property of each Loan Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances. No Loan Party is party to, nor bound by, any material license agreement with respect to which any Loan Party is the licensee that prohibits or otherwise restricts such Loan Party from granting a security interest in such Loan Party’s interest in such license agreement. Each Loan Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Loan Party.

4.27  Representations Not Waived. The representations and warranties of the Loan Parties contained herein will not be affected or deemed waived by reason of any investigation made by or on behalf of any Lender, Agent and/or any of their respective representatives or agents or by reason of the fact that any Lender, Agent and/or any of their respective representatives or agents knew or should have known that any such representation or warranty is or might be inaccurate in any respect.

5. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of the Commitments and payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), each Loan Party shall, and shall cause its Subsidiaries to, do all of the following:

5.1  Financial Statements, Reports, Certificates. (a) Deliver to Agent (for distribution to the Lenders), each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein; provided that the delivery requirements of this Section 5.1(a) may be satisfied by the filing by the Borrower of the corresponding document with the SEC (it being understood and agreed that any monthly financials are on a pro forma basis and are subject to further revision and reconciliation at the end of the applicable fiscal quarter), (b) agree that no Loan Party will have a fiscal year different from that of the Borrower, (c) agree to maintain a system of accounting that enables the Loan Parties to produce financial statements in accordance with GAAP, (d) agree that it will, and will cause each other Loan Party to, maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto only with approval of Agent (not to be unreasonably withheld, conditioned or delayed) and (e) agree to permit Agent, the Lenders and their duly authorized representatives or agents to discuss such audit with the Auditor during regular business hours and with reasonable prior notice; provided that an employee or a duly authorized representative or agent of the applicable Loan Party be permitted to attend such discussion, provided further, such discussions with any Lender and Auditor shall be no more than one time per year unless an Event of Default has occurred or is continuing.

5.2  Collateral Reporting. Provide Agent and the Lenders with each of the reports set forth on Schedule 5.2 at the times specified therein.

5.3  Existence. At all times preserve and keep in full force and effect such Person’s (i) valid existence and good standing in its jurisdiction of formation or organization and (ii) good standing with respect to all other jurisdictions in which it is qualified to do business and any Permits or Cannabis Licenses material to its businesses, unless the failure to so preserve or keep in full force and effect would not reasonably be expected to cause a Material Adverse Effect.

5.4  Inspection; Appraisals. Permit Agent and the Lenders’ duly authorized representatives or agents to (a) visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees and (b) cause the Real Property to be appraised by an appraiser selected by Agent (provided that (i) an authorized representative of the Loan Parties shall be given an opportunity to be present, (ii) such visits and inspections shall not unreasonably interfere with the Loan Parties’ business operations and shall comply with Applicable Law and company policy, and (iii) so long as no Event of Default shall have occurred during a calendar year, Agent and the Lenders’ shall not conduct more than two (2) inspections per calendar year) at such reasonable times and intervals as Agent may designate and, so long as no Event of Default exists, with reasonable prior notice to the Borrower and during regular business hours. Notwithstanding anything to the contrary contained in this Agreement, the aggregate expense of all such inspections and visits that the Borrower is obligated to reimburse at any time when no Event of Default has occurred and is continuing the Agent and the Lenders shall not exceed $50,000 per annum.

5.5  Maintenance of Properties.

(a)  Maintain and preserve all of its assets and properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty and Permitted Dispositions excepted, and defend its title and Agent’s Lien therein against all Persons claims and demands, except Permitted Liens unless the failure to maintain and preserve such assets and properties would not reasonably be expected to cause a Material Adverse Effect.

(b)  Maintain, or obtain contractual commitments from relevant landlords to maintain, all rights of way, easements, grants, privileges, licenses, certificates, and permits necessary for the use of any Real Property (as used in the business of the Loan Parties), except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.

(c)  Comply in all respects with the terms of each Lease and other material agreement relating to the Leasehold Properties so as not to permit any tenant default to exist thereunder beyond any applicable notice and cure periods (other than any matters being contested in good faith by appropriate proceedings), except to the extent a failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.6  Taxes. Cause all Taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against the Loan Parties or any of their respective assets to be paid in full when due in accordance with Applicable Law, except to the extent that the validity of such Tax shall be the subject of a Permitted Protest.

5.7  Insurance.

(a)  The Loan Parties will, at the Borrower’s expense, maintain insurance respecting each of the Loan Parties’ assets wherever located, in each case as are customarily insured against by other Persons in the cannabis business and similarly situated and located consistent with what the targets of a Permitted Acquisition have in place, which, to the extent possible, shall consist of (i) commercial general liability insurance, including products/completed operations, broad form property damage, suppliers protective liability, and broad form blanket contractual, advertising, and personal injury liability, (ii) to the extent required by any vendor or customer of any Loan Party, cyber risk insurance, and (iii) professional liability or errors and omissions insurance; provided that prior to beginning any construction for any improvements on the Real Properties, the Borrower shall cause the contractors and subcontractors performing work on such improvements to maintain property (including “Builder’s Risk” coverage), general liability, worker’s compensation and automotive liability insurance policies, in types and amounts, typically held by contractors and subcontractors constructing and installing improvements similar in character to such improvements. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a lender loss payable endorsement with a standard noncontributory “lender” or “secured party” clause to the extent not otherwise payable to Agent and the Lenders pursuant to the terms of such insurance policy and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the lender loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for (unless agreed to by Agent) not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent and the Lenders of the exercise of any right of cancellation.

(b)  So long as no Event of Default has occurred and is continuing, the Loan Parties shall have the exclusive right to adjust any losses payable under any such insurance policies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

5.8  Compliance with Laws. Comply with the requirements of all Applicable Laws, Permits, Cannabis Licenses, ERISA laws, Anti-Corruption Laws and orders of any Governmental Authority or any Regulatory Authority in all material respects and all regulations promulgated thereunder and in connection therewith to the extent such law and regulation conflicts with such aforesaid requirements.

5.9  Environmental. Except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect:

(a)  Keep any property either owned or operated by any Loan Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)  Comply, in all material respects, with Environmental Laws and provide to Agent and the Lenders documentation of such compliance which Agent or any Lender reasonably requests,

(c)  Promptly notify Agent and the Lenders of any Release of which the Borrower has knowledge of a Hazardous Material in any reportable quantity at, from or onto the Real Property or any other property owned or operated by any Loan Party including any Release identified in the course of any Phase II investigation conducted on behalf of the Borrower and take any Remedial Actions required to abate said Release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, including any actions required to receive a “No Further Action” letter or similar confirmation from the relevant Governmental Authority evidencing completion of the remediation and compliance with Environmental Law, and provide Agent and Lenders with a copy of such No Further Action Letter or similar confirmation, and

(d)  Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority.

5.10  Disclosure Updates. Promptly upon obtaining knowledge thereof, notify Agent and the Lenders if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules thereto.

5.11  Formation or Acquisition of Subsidiaries.

(a)  Upon the formation or acquisition by any Loan Party of any direct wholly-owned or majority-owned Subsidiary (including any Foreign Subsidiary) after the Closing Date (or at any time an Excluded Subsidiary is no longer an Excluded Subsidiary), within thirty (30) days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion), the Loan Parties, unless such Subsidiary is an Excluded Subsidiary, shall (a) cause such new wholly-owned or majority-owned Subsidiary to execute and deliver to Agent a Guaranty in form and substance reasonably satisfactory to Agent, (b) cause such new wholly-owned or majority owned Subsidiary (other than Excluded Subsidiaries) to execute and deliver to Agent a joinder to the Security Agreement in the form contemplated thereby, together with such other security documents, as well as appropriate financing statements (and with respect to all owned Real Property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Priority Liens) in and to the applicable assets of such newly formed or acquired wholly-owned Subsidiary (other than Excluded Subsidiaries)) which Lien is granted by such new wholly-owned Subsidiary in favor of Agent, on behalf of the Lender Group, under any of the Loan Documents (excluding all Excluded Assets), (c) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or addendum to the Security Agreement) and appropriate certificates and powers or financing statements, as applicable pledging all of the direct or beneficial ownership interest in such new wholly-owned or majority-owned Subsidiary, each in form and substance reasonably satisfactory to Agent and (d) provide to Agent all other customary documentation. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11, Section 5.12 or Section 5.13 shall constitute a Loan Document.

(b)  To the extent requested by Agent with respect to any agreement entitling any Loan Party to purchase any Stock, and any such agreement entered into after the Closing Date, the applicable Loan Party shall, within thirty (30) days of Agent’s request, execute and deliver, or cause to be executed and delivered, a Collateral Assignment of such agreement in favor of Agent, and take such other actions (including obtaining any seller consent) as reasonably requested by Agent.

5.12  Additional Real Property.

(a)  To the extent requested by Agent with respect to any Material Real Estate Asset, the applicable Loan Party owning any such Real Property shall, within thirty (30) days of Agent’s request, take such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, instruments, agreements, certificates and all other Mortgage Supporting Documents with respect to such owned Real Property as reasonably requested by Agent to create in favor of Agent, a valid and perfected first priority security interest in such owned Real Property or to otherwise grant Agent rights with respect thereto consistent with the rights granted to Agent with respect to other owned Real Property subject to a Mortgage pursuant to the Loan Documents.

(b)  To the extent requested by Agent with respect to any agreement entitling any Loan Party to lease Real Property or purchase Real Property, including any such agreement entered into after the Closing Date, the applicable Loan Party shall, within thirty (30) days of Agent’s request, execute and deliver, or cause to be executed and delivered, a Collateral Assignment of such agreement in favor of Agent, and take such other actions (including obtaining any landlord consent or seller consent) as reasonably requested by Agent.

(c)  In the event that any Loan Party acquires a Material Leasehold Property, then such Loan Party shall use commercially reasonable efforts to deliver a Landlord Waiver and Personal Property Collateral Access Agreement in respect of such Material Leasehold Property no later than thirty (30) days after the acquisition thereof.

5.13  Further Assurances. At any time upon the reasonable request of Agent, each Loan Party shall execute or deliver to Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, Mortgages, deeds of trust, and all other documents that Agent may reasonably request in form and substance reasonably satisfactory to Agent (collectively, the “Additional Documents”), to create, perfect, and continue perfected Agent’s Liens in all of the properties and assets of the Loan Parties, to create and perfect Liens in favor of Agent in the assets of such Loan Party required to be pledged pursuant to the Loan Documents, and in order to fully consummate all of the transactions contemplated hereby and under the Loan Documents. To the maximum extent permitted by Applicable Law, each Loan Party authorizes Agent, after the occurrence and during the continuance of an Event of Default, to execute any such Additional Documents in the applicable Loan Party’s name and to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, the Borrower and each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties, including all of the outstanding capital Stock of the Loan Parties, excluding all Excluded Assets.

5.14  Lender Meetings. The Loan Parties will, within ninety (90) days after the close of each fiscal year of the Borrower (or such later date as Agent may agree), at the request of Agent and upon reasonable prior notice, hold two (2) meetings (at a mutually agreeable location and time or, at the option of Agent or Borrower, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Loan Parties and the projections presented for the current fiscal year of the Borrower. The Loan Parties will hold and participate in one (1) conference call each Fiscal Quarter for Lenders to discuss financial information in a manner consistent with its past practices. Prior to each conference call, the Borrower shall notify the Agent of the time and date of such conference call and such parties shall agree on a mutually agreeable time.

5.15  Material Contracts. Each Loan Party shall observe and perform all of the covenants, terms, conditions and agreements contained in the Material Contracts to be observed or performed by it thereunder if failure to so is likely to have a Material Adverse Effect (it being understood and agreed that the failure to comply with any requirement to install a waterline in connection with the Lease for the premises located at 4301 W. Buckeye Road, Phoenix, Arizona 85043 (such requirement, the “Arizona Leased Property Water Line Requirement”) is not likely to have a Material Adverse Effect). Each Loan Party will, and will cause each other Loan Party to, use commercially reasonable efforts to ensure that any Material Contract entered into after the Closing Date (other than any renewals, amendments or extensions of Material Contracts in existence as of the Closing Date) by any Loan Party permits the grant of a security interest in such agreement (and all rights of such Loan Party thereunder) to such Loan Party’s lenders or an agent for any lenders (and any transferees of such lenders or such agent, as applicable). No Loan Party shall release the liability of any party under any Material Contract if such release is likely to have a Material Adverse Effect.

5.16  Books and Records. Each Loan Party shall keep proper books of records and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law, in each case, in all material respects, shall be made of all dealings and transactions in relation to its businesses and activities.

5.17  Management Agreements. Other than the True Harvest Cultivation Services Agreement, the Loan Parties will not enter into any management agreement without Agent’s prior written consent.

5.18  Control Agreements. Subject to the conditions set forth on Schedule 3.5, the Loan Parties shall obtain Control Agreements in favor of Agent for each Deposit Account that is not an Excluded Account within ninety (90) days after the Closing Date or (or 30 days after the date such Deposit Account is acquired). Notwithstanding the foregoing, each Loan Party covenants and agrees that any amounts standing to the credit of its account(s) at First Fidelity Bank in excess of (i) $750,000 as at 9:00am. (New York time) on each Friday (or to the extent Friday is not a Business Day, the amount shall be calculated at 9:00am. (New York time) the next Business Day thereafter) occurring prior to the one-year anniversary of the Amendment No. 1 Effective Date, and (ii) $1,000,000 as at 9:00am. (New York time) on each Friday (or to the extent Friday is not a Business Day, the amount shall be calculated at 9:00am. (New York time) the next Business Day thereafter) occurring from and after the one-year anniversary of the Amendment No. 1 Effective Date shall be transferred to a Deposit Account subject to a Control Agreement in favor of Agent no later than the following Business Day. Notwithstanding the foregoing, following any passage of the “Secure and Fair Enforcement (SAFE) Banking Act” by the relevant Governmental Authority, the Loan Parties shall use commercially reasonable efforts to obtain Control Agreements in favor of Agent for the Loan Parties’ account(s) maintained at First Fidelity Bank within a time period to be agreed with the Agent.

6. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), no Loan Party shall, nor shall permit any of its Subsidiaries to, do any of the following:

6.1  Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2  Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3  Restrictions on Fundamental Changes.

(a)  Enter into any acquisition, merger, consolidation or reorganization (other than any reorganization contemplated by the Transaction Support Agreement), or reclassify its Stock (including pursuant to a “division” under Delaware law), except: (i) for any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party, (ii) for any merger between Excluded Subsidiaries, (iii) any merger between a Loan Party and an Excluded Subsidiary; provided, that such Loan Party must be the surviving entity of any such merger, (iv) the Acquisitions, and (v) the Specified Acquisitions; or

(b)  Other than with respect to transactions in the ordinary course of business not involving any Loan Parties (i) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); or (ii) suspend or cease operating a substantial portion of its or their business.

6.4  Disposal of Assets. Other than Permitted Dispositions or transactions permitted by Section 6.3 and Section 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets (any such conveyance, sale, lease, license, assignment, transfer or other disposition, a “Disposition”).

6.5  Change Name. Change any Loan Party’s name, organizational identification number, state of organization or organizational identity; provided, however, that any Loan Party may change its name, organizational identification number, state of organization or organizational identity upon at least ten (10) days’ prior written notice to Agent of such change and so long as at the time of such written notification, such Loan Party provides any financing statements necessary to perfect and/or continue perfection of Agent’s Liens.

6.6  Nature of Business. Make any material change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities.

6.7  Prepayments and Amendments.

(a)  Optionally prepay, redeem or defease any Indebtedness of any Loan Party other than the Obligations in accordance with this Agreement other than, so long as the Borrower is in pro forma compliance with the financial covenants in Section 7, payments of regularly scheduled principal and interest required under any Permitted Purchase Money Indebtedness; or

(b)  Make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions; or

(c)  Other than immaterial amendments in the ordinary course, directly or indirectly, amend, modify, alter, or change any of the terms or provisions of:

(i)  the Governing Documents of any Loan Party if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse to the interests of the Lenders; or

(ii)  the Acquisition Agreements and the Specified Acquisition Agreements; provided that, the Acquisition Agreements may be amended in a manner which is not adverse to the interests of the Loan Parties, the Agent or the Lenders without the prior written consent of the Agent; provided further that, notwithstanding whether such amendments are adverse to the Loan Parties, the Agent or the Lenders, it is acknowledged and agreed that any amendments (or changes which have the effect of an amendment) to the purchase price, any escrow, deposit or similar holdback of acquisition consideration or timing of payments shall require the prior written consent of the Agent;

(d)  Other than in the ordinary course of business, directly or indirectly, amend, modify, alter, or change any of the terms or provisions of any Material Contract (other than the Acquisition Agreements and the Specified Acquisition Agreements) if the effect thereof, either individually or in the aggregate, could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of Agent or Lenders or the Borrower or its ability to enforce the same or on the value of the Collateral.

6.8  Restricted Payments. Make any Restricted Payment, other than

(a)  to the extent constituting Permitted Investments (including, for the avoidance of doubt, payments in respect of the True Harvest Convertible Note);

(b)  payments to, directly or indirectly purchase the Stock of any Loan Party from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of any Loan Party upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee; provided that payments made pursuant to this clause (b) shall not exceed $1,000,000 in the aggregate per Fiscal Year;

(c)  non-cash repurchases of Stock of any Loan Party deemed to occur upon exercise of stock options or warrants or the settlement or vesting of other equity awards if such Stock represents portion of the exercise price of such options or warrants or similar equity incentive awards;

(d)  to any seller in respect of customary working capital adjustments or reasonable expense reimbursement payments, earnout obligations or purchase price adjustments (in the case of earnout obligations or purchase price adjustments, solely to the extent agreed in writing by Agent) pursuant to any Permitted Acquisition or any Permitted Disposition; provided, that for the avoidance of doubt, the True Harvest Earnout is not prohibited by this clause (d);

(e)  repurchases of warrants; provided that payments made pursuant to this clause (e) shall not exceed $1,000,000 in the aggregate during the term of this Agreement; and

(f)  so long as (i) the Borrower is in pro forma compliance with the financial covenants in Section 7 and (ii) no Default or Event of Default has occurred and is continuing, $50,000.

6.9  Permitted Activities of the Borrower. The Borrower shall not (a) engage in any business or activity or own any assets other than (i) holding 100% of the Stock in its Subsidiaries, (ii) performing its obligations and activities incidental thereto under the Loan Documents and (iii) making Restricted Payments and Investments to the extent permitted by this Agreement; (b) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person; (c) sell or otherwise dispose of any equity interests of any of its Subsidiaries other than in accordance with the terms hereof; or (d) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.10  Accounting Methods. Other than as permitted under GAAP, modify or change its fiscal year end from December 31 or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of the Loan Parties’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Loan Parties’ financial condition.

6.11  Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment.

6.12  Transactions with Affiliates; Shareholders. Directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Loan Party or any of its Subsidiaries (including the payment of any management, advisory, consulting fees or the like), except for:

(a)  transactions between a Loan Party, on the one hand, and any Affiliate or Subsidiary of Loan Party, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are no less favorable to such Loan Party than would be obtained in an arm’s length transaction with a non-Affiliate as certified in writing to the Agent by the Chief Executive Officer, Chief Financial Officer or similar such officer of the Borrower at the time of such transaction; provided that the delivery of written certification to the Agent shall not be required with respect to transactions that do not exceed $100,000, and (iii) have been approved by the Board of Directors of the Loan Parties;

(b)  transactions permitted under Section 6.8;

(c)  so long as it has been approved by such Loan Party’s Board of Directors (or comparable governing body) in accordance with Applicable Law, (i) the payment of reasonable and customary compensation, severance, or employee benefit arrangements to employees, officers, and outside directors in the ordinary course of business and consistent with industry practice, and (ii) the payment of reasonable and customary indemnification obligations to employees, officers and outside directors of such Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice; and

(d)  transactions exclusively among the Loan Parties.

6.13  Use of Proceeds.

(a)  Use the proceeds of the Term Loan for any purpose other than to (i) finance the Acquisitions, (ii) pay transactional fees, costs, and expenses incurred in connection with the Transactions, (iii) pay working capital needs of targets of the Acquisitions and other general working capital expenses and (iv) those other purposes specified in Section 2.7.

(b)  No part of the proceeds of any Loan made hereunder will be used by the Loan Parties or their respective directors, officers or employees, directly or indirectly: (i) in any manner that would give rise to a violation of applicable Anti-Corruption Laws; (ii) to fund any operations of, finance any investments or activities with or involving, or make any payments to, a Sanctioned Person; or (iii) in any other manner that would give rise to a violation of Sanctions by any Person party to this Agreement.

6.14  Benefit Plans. Maintain or contribute to any Benefit Plan or permit any ERISA Affiliate to maintain to contribute to any Benefit Plan.

6.15  Limitation on Issuance of Stock. Except for the issuance or sale of Qualified Stock by Borrower, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Stock.

6.16  Amendments or Waivers of Organizational Documents; Acquisition Documents. No Loan Party shall nor shall it permit any of its subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its organizational documents or Acquisition Documents after the Closing Date in a manner materially adverse to the Lenders without in each case obtaining the prior consent of the Required Lenders to such amendment, restatement, supplement or other modification or waiver.

6.17  Amendments or Waivers of with respect to Certain Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Indebtedness, or make any payment consistent with an amendment thereof or change thereto which would be materially adverse to any Loan Party or Lenders; provided if the effect of such amendment or change is to (i) increase the interest rate on such Indebtedness, (ii) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (iii) change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), (iv) change the redemption, prepayment or defeasance provisions thereof, (v) if subordinated, change the subordination provisions of such subordinated indebtedness (or of any guaranty thereof), or (vi) materially increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such Indebtedness (or a trustee or other representative on their behalf), such amendment or change shall be deemed materially adviser to the Lenders.

6.18  Intellectual Property. Notwithstanding anything in this Agreement to the contrary, (i) Intellectual Property that is material to the business or operations of the Borrower and its Subsidiaries (taken as a whole) shall at all times be owned by a Loan Party, and (ii) no Disposition or transfer (via an Investment, Disposition or otherwise) of Intellectual Property that is material to the business or operations of the Borrower and its Subsidiaries (taken as a whole after giving effect to such transfer) owned by a Loan Party may be made to a subsidiary that is not a Loan Party; provided that foregoing shall not prohibit (x) the non-exclusive licensing of such Intellectual Property to any Subsidiary that is not a Loan Party in the ordinary course of business so long as the Loan Parties retain all rights required for or material to the operation of their businesses or (y) the transactions contemplated by the Transaction Support Agreement.

6.19  Real Property. Notwithstanding anything in this Agreement to the contrary, (i) all Material Leasehold Property and Material Real Estate Assets shall at all times be owned or leased, as the case may be, by a Loan Party and (ii) no Disposition or transfer (via an Investment, Disposition or otherwise) of any Material Leasehold Property or Material Real Estate Assets may be made to a subsidiary that is not a Loan Party. Notwithstanding the foregoing, the Loan Parties shall be permitted to terminate any lease in respect of a Material Leasehold Property for commercial purpose in the ordinary course of business; provided that, (1) no Default or Event of Default shall have occurred or be continuing and (2) the Borrower shall provide the Agent with at least sixty (60) days prior written notice prior to any such termination, and such notice shall explain, in reasonable detail, the reason for such termination and Borrower’s plan to replace such Material Leasehold Property (or an explanation on why a replacement of such Material Leasehold Property is not necessary); provided, further, that this Section 6.19 shall not prohibit the transactions contemplated by the Transaction Support Agreement.

6.20  No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Permitted Indebtedness solely to the extent permitted under Section 6.1 and Section 6.2 or to be sold pursuant to an executed agreement with respect to an Permitted Disposition solely to the extent permitted under Section 6.4 and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets to secure the Obligations, whether now owned or hereafter acquired.

6.21  Sale and Lease-Backs. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which any Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any Loan Party to any Person (other than Borrower or any of its Subsidiaries) in connection with such lease.

6.22  Foreign Operations. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, conduct business outside of the United States.

7. FINANCIAL COVENANTS.

The Loan Parties covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations (other than contingent obligations in respect of which no claim has been made), the Loan Parties shall:

7.1  Minimum Adjusted EBITDA.

(a)  If there shall have been no borrowing of any Delayed Draw Term Loans during the Delayed Draw Availability Period, have an Adjusted EBITDA, measured as of the last date of any fiscal quarter set forth below, of not less than the correlative amount indicated in the following table:

Fiscal Quarter	Minimum Adjusted EBITDA
June 30, 2022	$12,000,000
September 30, 2022	$13,000,000
December 31, 2022	$20,000,000
March 31, 2023	$25,000,000
June 30, 2023	$30,000,000
September 30, 2023	$35,000,000
December 31, 2023 and thereafter	$40,000,000

(b)  If there shall have been a borrowing of any Delayed Draw Term Loans during the Delayed Draw Availability Period, have an Adjusted EBITDA, measured as of the last date of any fiscal quarter set forth below, of not less than the correlative amount indicated in the following table:

Fiscal Quarter	Minimum Adjusted EBITDA
June 30, 2022	$18,000,000
September 30, 2022	$20,000,000
December 31, 2022	$30,000,000
March 31, 2023	$35,000,000
June 30, 2023	$40,000,000
September 30, 2023	$45,000,000
December 31, 2023 and thereafter	$50,000,000

7.2  Total Net Leverage Ratio. Not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter set forth below to exceed the corresponding ratio set forth:

Fiscal Quarter	Total Net Leverage Ratio
June 30, 2022	9.50:1.00
September 30, 2022	8.00:1.00
December 31, 2022	6.50:1.00
March 31, 2023	5.50:1.00
June 30, 2023	4.50:1.00
September 30, 2023	3.50:1.00
December 31, 2023 and thereafter	3.00:1.00

7.3  Secured Net Leverage Ratio. Not permit the Secured Net Leverage Ratio as of the last day of any fiscal quarter set forth below to exceed the corresponding ratio set forth:

Fiscal Quarter	Total Net Leverage Ratio
June 30, 2022	7.00:1.00
September 30, 2022	6.00:1.00
December 31, 2022	5.00:1.00
March 31, 2023	4.00:1.00
June 30, 2023	3.00:1.00
September 30, 2023	2.00:1.00
December 31, 2023 and thereafter	1.50:1.00

7.4  Equity Cure. In the event the Loan Parties fail to comply with the financial covenants set forth in this Article 7 as of the last day of any fiscal quarter of Borrower, any cash equity contribution which is contributed as common equity or another form reasonably acceptable to Agent into Borrower after the first day of such fiscal quarter and on or prior to the day that is fifteen (15) Business Days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the irrevocable election of Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with such covenants in this Article 7 at the end of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) Specified Equity Contribution may not be made in consecutive fiscal quarters, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Loan Parties to be in compliance with such financial covenants (the “Cure Amount”), (c) all Specified Equity Contributions will be disregarded for purposes of the calculation of EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence based or pro forma calculations or conditions and any other items governed by reference to EBITDA and (d) there shall be no more than three (3) Specified Equity Contributions made in the aggregate after the Closing Date and no more than two (2) Specified Equity Contributions made in any four fiscal quarter period. For the avoidance of doubt, the proceeds of a Specified Equity Contribution shall be applied in accordance with Section 2.2(e)(iii). Upon Agent’s receipt of notice from Borrower of its intent to make a Specified Equity Contribution pursuant to this Section 7.4, until the day that is fifteen (15) Business Days after such date, neither Agent nor any Lender shall (i) exercise the right to accelerate the Term Loan or terminate the Commitments, (ii) exercise any right to foreclose on or take possession of the Collateral or (iii) exercise any other right or remedy against any Loan Party solely on the basis of an Event of Default having occurred and being continuing under Sections 7.1, 7.2 or 7.3 in respect of the period ending on the last day of such fiscal quarter.

8. EVENTS OF DEFAULT.

8.1  Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)  Payments. If any Loan Party fails to pay when due and payable, or when declared due and payable, all or any portion of the Obligations consisting of (i) principal or (ii) interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses (but during the TSA Period, only to the extent required pursuant to the Transaction Support Agreement), or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) and such required payment under this clause (ii) is not made within five (5) Business Days of its due date; or

(b)  Covenants. If any Loan Party:

(i)  fails to perform or observe any covenant or other agreement contained in any of Section 3.5 (Conditions Subsequent), Section 5.1 (Financial Statements, Reports, Certificates), Section 6, or Section 7;

(ii)  fails to perform or observe any covenant or other agreement contained in any of Section 5.2 (Collateral Reporting), Section 5.4 (Inspection; Appraisals), Section 5.7 (Insurance), Section 5.10 (Disclosure Updates), Section 5.11 (Formation or Acquisition of Subsidiaries), or Section 5.14 (Lender Meetings), and, in each case, such failure continues for a period of ten (10) calendar days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party and (B) the date on which notice thereof is given to the Borrower by Agent or any Lender;

(iii)  fails to perform or observe any covenant or other agreement contained in any of Section 5.3 (Existence), Section 5.5 (Maintenance of Properties), Section 5.6 (Taxes), Section 5.8 (Compliance with Laws), Section 5.9 (Environmental), Section 5.12 (Additional Real Property), Section 5.13 (Further Assurances), or Section 5.15 (Material Contracts), and, in each case, such failure continues for a period of ten (10) Business Days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party and (B) the date on which notice thereof is given to the Borrower by Agent or any Lender; or

(iv)  fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8.1 (in which event such other provision of this Section 8.1 shall govern), and such failure continues for a period of fifteen (15) calendar days after the earlier of (A) the date on which such failure shall first become known to any officer of any Loan Party and (B) the date on which notice thereof is given to the Borrower by Agent; or

(c)  Assets. If any material portion of any Loan Parties’ assets involving an aggregate amount of $2,000,000 or more is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by such Loan Party; or

(d)  Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries; or

(e)  Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; or

(f)  Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000 or more (exclusive of amounts fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer accepted liability therefor in writing) is entered or filed against any Loan Party, or with respect to any of their respective assets, and either (a) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (x) the same is not discharged, satisfied, stayed, vacated, or bonded pending appeal, or (y) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

(g)  Default Under Material Contracts. If there is a default in one or more Material Contracts (other than any default in respect of the Arizona Leased Property Water Line Requirement) pursuant to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder; or

(h)  Representations, etc. If any warranty, representation, certificate or statement made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof; or

(i)  Subordination. If any Indebtedness that is required to be subordinated to the Obligations fails to be subordinated to the Obligations upon terms satisfactory to Agent; or

(j)  Security Documents. If (i) the Security Agreement, any Mortgage or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected, and except to the extent of Permitted Priority Liens, first priority Lien on the Collateral covered thereby; or

(k)  Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

(l)  Material Adverse Effect. A Material Adverse Effect shall be reasonably determined to have occurred and such Material Adverse Effect continues for ten (10) Business Days; or

(m)  ERISA Event. An ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party; a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(n)  Material License. The loss, termination, suspension or impairment of any Material License shall occur and such suspension or impairment is not cured, nor is a satisfactory replacement obtained, in each case in the sole discretion of the Agent, within ten (10) Business Days of such loss, termination, suspension or impairment;

(o)  Change of Control. A Change of Control shall occur;

(p)  Material Indebtedness. Any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(q)  Termination of Transaction Support Agreement. The Transaction Support Agreement shall terminate pursuant to Section 15(a)(iv) thereof;

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1  Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, Agent may, and, at the direction of the Required Lenders, shall, do any one or more of the following:

(a)  declare all or any portion of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loan and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and the Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by the Borrower;

(b)  declare the Commitments terminated, whereupon the Commitments shall immediately be terminated;

(c)  terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations; and

(d)  exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under Applicable Law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.1(d) or Section 8.1(e), in addition to the remedies set forth above, without any notice to the Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of the Term Loan and all other Obligations, whether evidences by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and the Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirement of any kind, all of which are expressly waived by the Borrower.

Agent shall not be required to take any action pursuant to this Section 9.1 unless so directed in writing by the Required Lenders and in Agent’s good faith determination, taking such enforcement action is permitted under the terms of the Loan Documents and Applicable Law, and taking such enforcement action will not result in any liability of Agent to any Loan Party or any other Person for which Agent has not been indemnified for under the Loan Documents.

9.2  Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

Upon the occurrence and during the continuance of an Event of Default, to the extent that any Loan Party fails to pay any monies (whether Taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Loan Party, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.7 hereof, obtain and maintain insurance policies of the type described in Section 5.7 and take any reasonable action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, Tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1  Demand; Protest; etc. Each Loan Party waives demand, protest, notice of protest, notice of default, acceleration or intent to accelerate, dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Loan Party may in any way be liable.

11.2  The Lender Group’s Liability for Collateral. Each Loan Party hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) except as may be related to the Agent’s gross negligence or willful misconduct, all risk of loss, damage, or destruction of the Collateral shall be borne by Loan Parties.

11.3  Indemnification. Each Loan Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, brokers or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery incurred in advising, structuring, drafting, reviewing, administering, amending, waiving or otherwise modifying the Loan Documents, to the extent covered by the indemnification rights and obligations under this Section 11.3), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of the Loan Parties’ and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any Environmental Actions, Environmental Liabilities and costs or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of their Subsidiaries’ (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction determines pursuant to a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Loan Parties with respect thereto.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or electronic mail (at such email addresses as a party may designate in accordance herewith). In the case of notices or demands to the Borrower, Agent or the Lenders, as the case may be, they shall be sent to the respective address set forth below:

If to the Borrower:             The Greenrose Holding Company Inc.
111 Amityvile, NY 11701
Attn: Tim Bossidy

Email: tbossidy@scpllc.com

with a copy to:

Feuerstein Kulick LLP

810 Seventh Avenue, 34th Floor New York, NY 10019

Attention: Samantha Gleit

Email: Samantha@dfmklaw.com

and

Tarter Krinsky & Drogin LLP
1350 Broadway, NY 10018
Attention: Guy Molinari
Email: gmolinari@tarterkrinsky.com

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue, New York, NY 10153
Attention: David J. Cohen
Email: DavidJ.Cohen@weil.com

If to Agent or a Lender, as set forth in the notice information separately provided to the Borrower.

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given the next day and (b) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK NOT INCLUDING CONFLICTS OF LAWS RULES.

(b)  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)  EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK, SITTING IN THE COUNTY OF WESTCHESTER OR COUNTY OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT A PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(d)  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1  Assignments and Participations.

(a)  Assignments. Any Lender may, with the written consent of Agent and the Borrower (with such consent of the Borrower not being required (x) during the TSA Period if such assignment is made in accordance with Section 18 of the Transaction Support Agreement to (1) a NewCo (as defined in the Transaction Support Agreement) or a subsidiary thereof or (2) a Permitted Assignee or a Person who is not a direct competitor of the Borrower and/or any of its subsidiaries (or an Affiliate of any such direct competitor), in each case, that agrees in writing to be bound by the terms of the Transaction Support Agreement by executing a joinder thereto and (y) at any time other than the TSA Period if (1) such assignment is to a Permitted Assignee or a Person who is not a direct competitor of the Borrower and/or any of its subsidiaries (or an Affiliate of any such direct competitor) or (2) an Event of Default has occurred and is continuing), at any time assign to one or more Persons (other than natural persons) meeting the criteria of the definition of the term “Eligible Assignee” (any such Person, an “Assignee”) all or any portion of such Lender’s Loans. Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to one million dollars ($1,000,000) or, if less, the remaining Term Loan held by the assigning Lender. The Loan Parties and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an Assignment and Acceptance.

(i)  From and after the date on which the conditions described above have been met, and subject to acceptance and recording of the assignment pursuant to Section 14.1(a)(iii), (x) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender hereunder and (y) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment and Acceptance, the Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note or Notes setting forth such Lender’s Term Loan (and, as applicable, a Note or Notes in the principal amount of the Term Loan retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Agent of such Note(s), the assigning Lender shall return to the Borrower any prior Note held by it.

(ii)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that (x) no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and (y) during the TSA Period, any such pledge or assignment (whether created before or during the TSA Period) must include an acknowledgement and agreement (to which the Borrower is an explicit third party beneficiary) by the applicable Person to whom such interest is being pledged or assigned (the “Lender Secured Party”) that (1) the applicable pledged or assigned interest is subject to the terms and conditions of the Transaction Support Agreement, (2) the Lender Secured Party shall not take any action (or omit to take any action) that the applicable Lender would be prohibited from taking (or be required to take) under the Transaction Support Agreement and (3) before exercising any remedies with respect to the applicable pledged or assigned interests, such Lender Secured Party shall become party to the Transaction Support Agreement in the same capacity as the applicable pledging or assigning Lender by executing a joinder to the Transaction Support Agreement in form and substance reasonably acceptable to the Borrower.

(iii)  Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(b)  Any Lender may at any time sell to one or more Persons (other than any natural person, any Person who is a direct competitor of the Borrower and/or any of its subsidiaries and any Affiliate of any such direct competitor) participating interests in its Term Loan or other interests hereunder (any such Person, a “Participant” and such participating interests, a “Participation”); provided, that during the TSA Period, the applicable Participant (regardless of whether its Participation was granted before or during the TSA Period) shall have executed and delivered to the Borrower an agreement (that is in form and substance reasonably satisfactory to the Borrower) to not take (or omit to take), and to not direct the applicable Lender to take (or direct the Lender to omit to direct to take), any action that is inconsistent with such selling Lender’s obligations and duties under the Transaction Support Agreement. In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) the Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Borrower shall be determined as if such Lender had not sold such Participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 15.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant. Each Lender that sells a Participation to a Participant shall, acting solely for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of each such Participant, and the Commitments of, and principal amount of and accrued interest on the Term Loan owing to, such Participant (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Term Loan, Commitments or its other obligations under any Loan Document) to any Person except to the extent that disclosure is required to establish that such a Participation in a Loan or other obligation is held by a Participant who is a non-resident alien individual (within the meaning of Code Section 871) or a foreign corporation (within the meaning of Code Section 881) is in registered form (as described above). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall have the right to treat each person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary.

14.2  Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Loan Party may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Loan Party from its Obligations.

15. AMENDMENTS; WAIVERS.

15.1  Amendments and Waivers.

(a)  No amendment, waiver, or other modification of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or, with respect to a Loan Document other than this Agreement, by Agent) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(ii)  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.4(c) (which waiver shall be effective with the written consent of the Required Lenders) and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (ii)),

(iii)  [reserved],

(iv)  amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)  other than as permitted by Section 16.12, release Agent’s Lien in and to all or substantially all of the Collateral,

(vi)  amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(vii)  contractually subordinate any of Agent’s Liens or contractually subordinate the priority of payment of all or substantially all of the value of the Obligations,

(viii)  other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,

(ix)  amend, modify, or eliminate any of the provisions of Section 2.2(b)(i) or (ii) or Section 2.2(f) or Section 16.13, or

(x)  amend, modify, or eliminate any of the provisions of Section 14.1 with respect to assignments to, or participations with, Persons who are a Loan Party or an Affiliate of a Loan Party,

(b)  No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate, any provision of Section 16 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Loan Parties, and the Required Lenders.

Anything in this Section 15.1 to the contrary notwithstanding, any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender.

15.2  Replacement of Certain Lenders.

(a)  If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16.11, then Agent and the Borrower, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.

(b)  Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (including all interest, fees, and other amounts that may be due and payable in respect thereof), and any costs that are incurred by a Tax Lender in connection with such replacement. If the Non Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 14.1.

15.3  No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by the Loan Parties of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

16.1  Appointment and Authorization of Agent. Each Lender hereby designates and appoints DXR Finance, LLC as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf, and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in any other Loan Document, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) exclusively receive, apply, and distribute the payments and proceeds of Collateral as provided in the Loan Documents, (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2  Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence, bad faith or willful misconduct.

16.3  Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Loan Party, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder (other than such filings and other actions as are necessary to perfect and maintain rights in the Collateral). No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.

16.4  Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any of the Loan Parties or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Required Lenders (or, to the extent required by Section 15.1(a), all Lenders). If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (except as otherwise required by Section 15.1(a)).

16.5  Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9.1.

16.6  Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party or its Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

16.7  Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorney’s fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Loan Parties are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the payments or proceeds of the Collateral received by Agent to reimburse Agent for such reasonable and documented out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by any Loan Party, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Loan Parties and without limiting the obligation of Loan Parties to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, to the extent that Agent is not reimbursed for such expenses by or on behalf of Loan Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8  Agent in Individual Capacity. DXR Finance, LLC and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Affiliates and any other Person party to any Loan Documents as though DXR Finance, LLC were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, DXR Finance, LLC or its Affiliates may receive information regarding the any Loan Party or its Affiliates or any other Person party to any Loan Document that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

16.9  Successor Agent. Agent may resign as Agent upon thirty (30) days (ten (10) days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders), the Borrower (unless such notice is waived by the Borrower). If Agent resigns under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, the Required Lenders shall act as Agent until they appoint a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders; provided that, solely for purposes of this fourth sentence of Section 16.9, “Required Lenders” shall be deemed to exclude the current Agent in its capacity as a Lender and any Lender that is an Affiliate of such current Agent. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.

16.10  Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party or its Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding any Loan Party or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Loan Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11  Withholding Taxes.

(a)  Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)  Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c)  Indemnification by the Borrower. Each Loan Party shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. For the avoidance of doubt, the Borrower shall not be required to indemnify a Lender for any Indemnified Taxes to the extent such Lender has already been compensated for such Indemnified Taxes pursuant to Section 16.11(a).

(d)  Indemnification by the Lenders. Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that a Loan Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.1(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Agent to the Lender from any other source against any amount due to Agent under this paragraph (d).

(e)  Evidence of Payments. As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section, the Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(f)  Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or Agent, such properly completed and executed documentation reasonably requested by the Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or Agent as will enable the Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)  any Lender that is a U.S. Person shall deliver to the Borrower and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)  executed copies of IRS Form W-8ECI;

(3)  in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(4)  to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

(D)  if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied in all material respects with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.

(g)  Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)  Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

16.12  Collateral Matters.

(a)  The Lenders hereby irrevocably authorize Agent to release any Lien on any Collateral (i) upon the Commitments and payment and satisfaction in full by the Loan Parties of all of the Obligations (other than contingent obligations in respect of which no claim has been made), (ii) constituting property being sold or disposed of to non-Loan Parties if a release is required or desirable in connection therewith and if the Loan Parties certify to Agent and the Lenders that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which the Loan Parties did not own any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to any Loan Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 16.12. The Loan Parties and the Lenders hereby irrevocably authorize Agent, upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent and the Required Lenders in accordance with Applicable Law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Stock of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or the Loan Parties at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of the Loan Parties in respect of) any and all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)  Agent shall have no obligation whatsoever to any of the Lenders (i) to verify or assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (iv) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise expressly provided herein.

16.13  Restrictions on Actions by Lenders; Sharing of Payments.

(a)  Each of the Lenders agrees that it shall not, without the express written consent of the Required Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of the Required Lenders, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by the Required Lenders, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)  If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from any Loan Party pursuant to the terms of this Agreement, or (ii) payments in excess of such Lender’s Pro Rata Share of all such amounts, such Lender promptly shall (A) turn the same over to Agent or other Lenders, as applicable, in kind, and with such endorsements as may be required to negotiate the same to Agent or the other Lenders, as applicable, or in immediately available funds, as applicable, for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14  Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.15  Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.16  Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17  Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of the Lenders to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective portion of the Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount at such time of their respective portion of the Commitments. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in this Section 16.17, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Loan Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17. GENERAL PROVISIONS.

17.1  Effectiveness. This Agreement shall be binding and deemed effective when executed by the Loan Parties, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2  Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3  Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4  Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5  Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by electronic mail or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by electronic mail or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.6  Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.7  Confidentiality.

(a)  Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group and provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.7, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule or regulation, (v) as may be agreed to in advance in writing by any Loan Party, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representative), (viii) other than during the Marketing Period (as defined in the Transaction Support Agreement), in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement to a party that was not contacted by a Loan Party or any Affiliate thereof (or any representative, agent, consultant, advisor or banker for any Loan Party or any of its Affiliates) during the Marketing Period (as defined in the Transaction Support Agreement) in connection with the Marketing Process described in Section 3(a) of the Transaction Support Agreement; provided, that, such party is subject to confidentiality obligations no less protective of the Borrower as those contained herein in connection therewith, (ix) other than during the TSA Period (unless the Borrower consents to such disclosure in writing, which consent shall not be unreasonably withheld), in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents, and (x), other than during the TSA Period (unless the Borrower consents to such disclosure in writing (which consent shall not be unreasonably withheld) after the Loan Parties’ acceptance of a Foreclosure Offer (as defined in the Transaction Support Agreement) in accordance with Section 4 of the Transaction Support Agreement, if such disclosure is necessary to consummate the foreclosure transactions specified in the Foreclosure Agreement), in connection with the exercise of any secured creditor remedy under this Agreement or any other Loan Documents.

(b)  Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the other Loan Parties and the Term Loan provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.

17.8  Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.9  Public Disclosure. Each Loan Party agrees that it will not disclose any non-public information regarding Agent or any Lender or issue any press release or other public disclosure using the name of Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document or any of the terms or provisions hereof or thereof without the prior written consent of Agent or such Lender, except (i) to the extent that a Loan Party is required to do so under Applicable Law (in which event, such Loan Party will consult with Agent or such Lender before issuing such press release or other public disclosure to the extent permitted by Applicable Law), (ii) to attorneys for and other advisors, accountants, auditors, and consultants to any member of such Loan Party and to employees, directors and officers of any member of such Loan Party (collectively, the “Loan Party Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (iii) to Subsidiaries and Affiliates of any Loan Party and provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iv) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (v) as may be required by statute, decision, or judicial or administrative order, rule or regulation, (vi) as may be agreed to in advance in writing by Agent or the applicable Lenders, (vii) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (viii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Loan Party or the Loan Party Representative) and (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.

17.10  Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Term Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid (other than contingent obligations in respect of which no claim has been made) and so long as the Commitments have not expired or been terminated.

17.11  PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender to identify Loan Parties in accordance with the Patriot Act.

17.12  Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13  Joint and Several. The obligations of the Loan Parties hereunder and under the other Loan Documents are joint and several.

17.14  Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)  the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)  the effects of any Bail-In Action on any such liability, including, if applicable:

(i)  a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.15  Schedules. Information furnished in any particular schedule attached hereto or any subsection thereof shall be deemed to have been disclosed with respect to every other schedule attached hereto or any subsection thereof to the extent the relevance of such information to other schedules or subsections thereof is readily apparent regardless of whether specific cross-reference is made.

17.16  Transaction Support Agreement. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Default or Event of Default shall be considered to have occurred and be continuing if such Default or Event of Default arises in connection with the Borrower’s or any of its Subsidiaries’ performance of its respective obligations under, or exercise of its rights under (including with respect to the timing of, and limitations on, reimbursement of certain Lender Group Expenses set forth in Section 14 of the Transaction Support Agreement), the Transaction Support Agreement.

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